                                                                       EXHIBIT 2


                          PURCHASE AND SALE AGREEMENT



                                     AMONG



                           COOPER POWER TOOLS, INC.



                                      AND



                                   GPX CORP.



                                      AND



                            COOPER INDUSTRIES, INC.



                                      AND



                     GLOBAL INDUSTRIAL TECHNOLOGIES, INC.



                                 MARCH 3, 1998

                               TABLE OF CONTENTS
                               -----------------

                                                                             PAGE
                                                                             ----
1.   Definitions ............................................................   1
2.   Purchase and Sale ......................................................   9
     2.1.    Basic Transaction ..............................................   9
     2.2.    Purchase Price .................................................   9
     2.3.    The Closing ....................................................   9
     2.4.    Deliveries at the Closing ......................................   9
     2.5.    Purchase Price Adjustment ......................................  10
3.   Representations and Warranties Concerning the Transaction ..............  15
     3.1.    Representations and Warranties of the Seller ...................  15
     3.2.    Representations and Warranties of the Buyer ....................  16
     3.3.    Representations and Warranties of Cooper .......................  17
     3.4.    Representations and Warranties of Global .......................  17
4.   Representations and Warranties Concerning the INTOOL Companies .........  18
     4.1.    Organization, Qualification, and Corporate Power ...............  19
     4.2.    Capitalization .................................................  19
     4.3.    Non-Contravention ..............................................  19
     4.4.    Brokers' Fees ..................................................  20
     4.5.    Title to Assets ................................................  20
     4.6.    INTOOL Subsidiary ..............................................  20
     4.7.    Financial Statements ...........................................  20
     4.8.    Events Subsequent to October 31, 1997 ..........................  21
     4.9.    Undisclosed Liabilities ........................................  23
     4.10.   Legal Compliance ...............................................  23
     4.11.   Real Property ..................................................  23
     4.12.   Intellectual Property ..........................................  24
     4.13.   Tangible Assets ................................................  26
     4.14.   Inventory ......................................................  27
     4.15.   Contracts ......................................................  27
     4.16.   Powers of Attorney .............................................  28
     4.17.   Insurance ......................................................  28
     4.18.   Litigation .....................................................  29
     4.19.   Product Warranty ...............................................  29
     4.20.   Product Liability ..............................................  29
     4.21.   Employees ......................................................  29
     4.22.   Employee Benefits ..............................................  30
     4.23.   Guaranties .....................................................  32
     4.24.   Environment, Health and Safety .................................  32
     4.25.   No Sensitive Transactions ......................................  32
     4.26.   Bank Accounts ..................................................  33

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                         TABLE OF CONTENTS (CONTINUED)
                         -----------------------------

                                                                             PAGE
                                                                             ----
5.   Tax Matters ............................................................  33
     5.1.    Representations Regarding Tax Matters ..........................  33
     5.2.    Tax Indemnity ..................................................  34
     5.3.    Tax Return Filings for Straddle Periods ........................  35
     5.4.    Section 338 Elections ..........................................  36
     5.5.    Tax Return Filings for Pre-Closing Periods .....................  36
     5.6.    Wage Reporting .................................................  37
     5.7.    Cooperation and Exchange of Information ........................  37
     5.8.    No Carrybacks ..................................................  38
     5.9.    Controlling Language ...........................................  38
6.   Pre-Closing Covenants ..................................................  38
     6.1.    General ........................................................  38
     6.2.    Notices and Consents ...........................................  38
     6.3.    Operation of Business ..........................................  39
     6.4.    Preservation of Business .......................................  40
     6.5.    Full Access ....................................................  40
     6.6.    Notice of Developments .........................................  40
     6.7.    Exclusivity ....................................................  40
     6.8.    Owned Real Property ............................................  41
     6.9.    Other Matters ..................................................  41
7.   Post-Closing Covenants .................................................  41
     7.1.    General ........................................................  42
     7.2.    Litigation Support .............................................  42
     7.3.    Transition .....................................................  42
     7.4.    Confidentiality ................................................  43
     7.5.    Covenant Not to Compete ........................................  43
     7.6.    Non-Solicitation ...............................................  43
     7.7.    Buy Back of Certain Receivables ................................  44
     7.8.    Existing Insurance Coverage ....................................  44
     7.9.    License to Use Global Name .....................................  45
     7.10.   Further Assurances; Consents and Approvals .....................  45
     7.11.   Checking Accounts ..............................................  46
     7.12.   Change of Name .................................................  46
     7.13.   Employee Benefit Matters and Covenants .........................  46
     7.14.   Year-End Bonus .................................................  50
8.   Conditions to Obligation to Close ......................................  50
     8.1.    Conditions to Obligation of the Buyer ..........................  50
     8.2.    Conditions to Obligation of the Seller .........................  52
     8.3.    Waiver; Right to Proceed .......................................  52
9.   Remedies for Breaches of This Agreement ................................  53
     9.1.    Survival .......................................................  53

                                     -ii-
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                         TABLE OF CONTENTS (CONTINUED)
                         -----------------------------

                                                                              PAGE
                                                                              ----
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     9.2.     Indemnification Provisions for Benefit of the Buyer ............  53
     9.3.     Indemnification Provisions for Benefit of the Seller ...........  56
     9.4.     Matters Involving Third Parties ................................  56
     9.5.     Limitations of Indemnity .......................................  57
10   Termination .............................................................  58
     10.1.    Termination of Agreement .......................................  58
     10.2.    Effect of Termination ..........................................  58
11.  Miscellaneous ...........................................................  58
     11.1.    Press Releases and Public Announcements ........................  58
     11.2.    No Third-Party Beneficiaries ...................................  59
     11.3.    Entire Agreement ...............................................  59
     11.4.    Succession and Assignment ......................................  59
     11.5.    Counterparts ...................................................  59
     11.6.    Headings .......................................................  59
     11.7.    Notices ........................................................  59
     11.8.    Governing Law ..................................................  60
     11.9.    Amendments and Waivers .........................................  60
     11.10.   Severability ...................................................  60
     11.11.   Expenses .......................................................  61
     11.12.   Construction ...................................................  61
     11.13.   Incorporation of Exhibits, Certificates and Schedules ..........  61
     11.14.   Specific Performances ..........................................  61
12.  Dispute Resolution ......................................................  61
     12.1.    Empowered Officer and Representatives ..........................  61
     12.2.    Binding Arbitration ............................................  62
13.  Guaranty ................................................................  63
     13.1.    Global Guaranty ................................................  63
     13.2.    Cooper Guaranty ................................................  64

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                         TABLE OF CONTENTS (CONTINUED)
                         -----------------------------


EXHIBITS
--------

Exhibit A-1              Peg Net Asset Statement
Exhibit A-2              Financial Statements
Exhibit B                Intellectual Property Assignment, and Asset Transfer
                          Agreements
Exhibit 1.1              Certain Insurance Policies
Exhibit 1.36             Global Letter
Exhibit 1.48             Knowledge Definition
Exhibit 2.5.1.2.9        "Cash" Accounts
Exhibit 6.9.2            Description of Nine and One-Half Acres
Exhibit 8.1.7.4          Harbison-Walker Guaranty
Exhibit 8.1.13           Shareholder Consent

SCHEDULES
---------

Schedule 3.1             Exceptions to the Seller's Representations
Schedule 3.4             Exceptions to Global's Representations
Disclosure Schedule
Schedule 5.4             Purchase Price Allocation

CERTIFICATES
------------

Section 8.1.1            Certificate from the Seller
Section 8.2.1            Certificate from the Buyer

                          PURCHASE AND SALE AGREEMENT
                          ---------------------------

     THIS PURCHASE AND SALE AGREEMENT (the "AGREEMENT") is entered into on March 3, 1998, by and among Cooper Power Tools, Inc., a Delaware corporation (the "BUYER"), GPX Corp., a Nevada corporation (the "SELLER"), Cooper Industries, Inc., an Ohio corporation ("COOPER"), and Global Industrial Technologies, Inc., a Delaware corporation ("GLOBAL"). The Buyer, the Seller, Cooper and Global are referred to collectively herein as the "PARTIES" and individually as a "PARTY".

     The Seller owns all of the issued and outstanding capital stock of INTOOL, Incorporated, a Delaware corporation (the "TARGET").

     THIS AGREEMENT contemplates a transaction in which the Buyer or its Affiliates will purchase from the Seller or its Affiliates, and the Seller or its Affiliates will sell to the Buyer or its Affiliates, all of the outstanding capital stock of the Target and certain assets related to the business of the Target.

     NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

1.   CERTAIN DEFINITIONS
     -------------------

     As used in this Agreement, the following terms shall be defined as set forth below and such definitions shall be applicable to both the singular and plural forms of such terms:

     1.1. "ACCESS AGREEMENT" means a letter or letters to be executed by the Seller and Global, the Buyer and Cooper, and the insurance companies representing substantially all of the coverage of the policies listed in Exhibit 1.1, pursuant to which the carriers will (i) grant to the Buyer and its Affiliates the unequivocable and irrevocable right to make claims under such policies with respect to the Business, and (ii) acknowledge and confirm (a) the assignment of interest under the policies with respect to the Business to the Buyer and its Affiliates and (b) the Buyer and its Affiliates' beneficial interest in such policies, including pursuant to (in either (i) or (ii)) any other agreement, including the Distribution Agreement dated July 17, 1992, between Dresser Industries, Inc. and INDRESCO, Inc., and the Reorganization Agreement dated October 20, 1995, between the Target and certain of its Affiliates.

     1.2.  "ACCOUNTING ARBITRATOR" has the meaning set forth in (S)2.5.5 below.

     1.3. "ADVERSE CONSEQUENCES" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, Environmental Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable fees and expenses of attorneys, accountants, consultants and experts, and reasonable fees and expenses incurred in making claims against insurance carriers (whether through litigation or otherwise).

     1.4. "AFFILIATE" means any Person that directly or indirectly controls, is controlled by, or is under common control with the Person to whom the reference is made. Unless otherwise specified, the term "Affiliate" when used with respect to the Seller, shall not include the Target, the INTOOL Subsidiary or the INTOOL Divisions (but shall include INTOOL International GmbH, INTOOL International B.V., INTOOL de Mexico, S.A. de C.V., and Global-GIX Canada Inc.). Unless otherwise specified, the term "Affiliate" when used with respect to the Buyer, shall include the Target, the INTOOL Subsidiary and the INTOOL Divisions.

     1.5.  "ARBITRATOR" has the meaning set forth in (S)12.2.2 below.

     1.6. "ASSET TRANSFER AGREEMENTS" means (i) the Asset Transfer Agreement between Deutsche Gardner-Denver GmbH & Co. and INTOOL International GmbH substantially in the form of Exhibit B(2) attached hereto; (ii) the Asset Sale and Purchase Agreement between Cooper Power Tools B.V. and INTOOL International B.V. substantially in the form of Exhibit B(3) attached hereto; (iii) the Asset Transfer Agreement between Bussmann de Mexico, S.A. de C.V. and INTOOL de Mexico, S.A. de C.V. substantially in the form of Exhibit B(4) attached hereto; and (iv) the Asset Transfer Agreement between Cooper Industries (Canada) Inc. and Global-GIX Canada Inc. substantially in the form of Exhibit B(5) attached hereto.

     1.7.  "ASSIGNED LEASES" has the meaning set forth in (S)4.11.1 below.

     1.8. "BASIS" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or is reasonably likely to form the basis for any specified consequence.

     1.9. "BENEFIT PROGRAMS" means deferred compensation plans, stock option plans, stock purchase plans, stock award plans, severance pay plans, dependent care plans, cafeteria plans, employee assistance programs, scholarship programs, vacation policies or any other employee benefit plan that is not an Employee Pension Benefit Plan or an Employee Welfare Benefit Plan.

     1.10. "BUSINESS" means the business, activity and operations historically or currently conducted by Global, its Affiliates (including the Target and the INTOOL Subsidiary) and their respective Predecessors relating to the design, manufacture, assembly, service, repair, marketing and sale of the Products.

     1.11. "BUYER" has the meaning set forth in the preface above.

     1.12. "BUYER'S INDEMNIFIED GROUP" has the meaning set forth in (S)9.2.1 below.

     1.13. "BUYER'S LETTER" has the meaning set forth in (S)2.5.2 below.

     1.14. "CASH" means cash and cash equivalents (including marketable securities and short term investments) calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

     1.15. "CLAIM" has the meaning set forth in (S)12.1 below.

     1.16. "CLOSING" has the meaning set forth in (S)2.3 below.

     1.17. "CLOSING DATE" has the meaning set forth in (S)2.3 below.

     1.18. "CODE" means the Internal Revenue Code of 1986, as amended.

     1.19. "CONFIDENTIAL INFORMATION" means any information concerning the businesses and affairs of the INTOOL Companies that is not already generally available to the public.

     1.20. "DISCHARGE" includes the accidental, unknowing, or intentional spilling, leaking, pumping, pouring, emitting, leaching, escaping, depositing, adding, placing, emptying, dumping, releasing, burying, injecting, abandoning, migrating or other release of any Regulated Material into or on the Environment.

     1.21. "DISCLOSURE SCHEDULE" has the meaning set forth in (S)4 below.

     1.22. "DISPOSE" or "DISPOSAL" includes the disposal, arranging for disposal, carrying for disposal, or Discharge of any Regulated Material in a landfill, surface impoundment, waste pile, injection well, facility, salt dome or bed formation, underground mine or cave, vault, bunker or other location (whether authorized or unauthorized) for storage (whether temporary or permanent), disposal or any other purpose, from which a Regulated Material has entered or may enter the Environment or be Discharged into the Environment.

     1.23. "DRESSER LETTER" has the meaning set forth in (S)6.9.4.

     1.24. "EMPLOYEE BENEFIT PLAN" means any (a) Employee Pension Benefit Plan,
(b) Employee Welfare Benefit Plan, or (c) other Benefit Programs maintained by or contributed to by any of the INTOOL Companies or participated in by any employee of any INTOOL Company.

     1.25. "EMPLOYEE PENSION BENEFIT PLAN" has the meaning set forth in (S)3(2) of ERISA.

     1.26. "EMPLOYEE WELFARE BENEFIT PLAN" has the meaning set forth in (S)3(1) of ERISA.

     1.27. "ENCUMBRANCE" means any claim, demand, right of first refusal, purchase right, option, warrant, commitment, charge, encumbrance or any other restriction or obligation of any kind on ownership, transfer, use, licensing, possession, receipt of income from or any other exercise of any attribute of ownership, including any Security Interest, except that "Encumbrance" shall not include any covenants under loan agreements relating to the disposition of assets, the breach of which covenants would not result in a claim, restriction, obligation or Liability of any kind on the Target Shares or the Transferred Assets.

     1.28. "ENVIRONMENT" means the environment, air, land, Water, any surface of any building, any fixture, equipment, or any combination thereof.

     1.29. "ENVIRONMENTAL, HEALTH AND SAFETY LAWS" means any and all Laws of any Governmental Body, relating to health, safety, pollution control, or protection of the Environment, including all Laws relating to the manufacture, processing, distribution, generation, use, ownership, collection, treatment, storage, transportation, recovery, recycling, removal, handling, Discharge, Disposal, release or threatened release, of any Regulated Material, or regarding exposure to, monitoring or assessment of, or remediation (including operation and maintenance) of, any Regulated Material, or record keeping, notification or reporting requirements respecting any Regulated Material, or the on-site or off-site contamination or pollution of the Environment, or air, soil, or Water quality, or air or Water emissions, or public or employee health and safety or community right-to-know, including the following U.S. federal laws: the National Environmental Policy Act, 42 U.S.C. Section 4321 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act and the Hazardous and Solid Waste Amendments Act of 1984, 42 U.S.C. Section 6901 et seq.; the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 U.S.C. Section 1251 et seq.; the Public Health Service Act, as amended by the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; the Clean Air Act, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C.
Section 7401 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. Section 9601 et seq. ("CERCLA"); the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Section 136 et seq.; the Occupational Safety and Health Act of 1970, 29 U.S.C. Section 651 et seq. including the Hazard Communication Standard (29 C.F.R. (S) 1910.1200); the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001 et seq.; and the Hazardous Material Transportation Act, 49 U.S.C. Section 1801 et seq.; in each case as these Laws have been or may be amended or supplemented and any analogous state or local statutes and the regulations promulgated pursuant thereto and such other Laws (domestic or foreign) relating to or addressing similar subject matter of any of the foregoing or amendments to the foregoing.

     1.30. "ENVIRONMENTAL LIABILITY" means (a) any Liability arising under any Environmental, Health and Safety Law, or (b) any Liability involving any Regulated Material, damage or harm to the Environment, toxic tort, investigation, site assessment or characterization, remediation (including operation and maintenance), treatment, containment, removal, monitoring, assessing, resource damage, harm to a public resource, enforcement proceedings, cleanup orders, other remediation or administrative orders, citizen suits, property damage, economic loss, personal injury or death of any employee or other individual, occupational or other exposure or actions whether claimed or instituted by one or more private parties (including the Parties hereto) or Governmental Bodies, in either case (whether under (a) or (b) above) including any fees and expenses of attorneys, accountants, consultants, and experts, whether based upon any

Environmental, Health and Safety Law which became or becomes effective before, on or after the Closing Date, and whether arising out of or related to on-site or off-site matters.

     1.31. "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     1.32. "FINAL CLOSING NET ASSET AMOUNT" has the meaning set forth in
(S)2.5.6 below.

     1.33. "FINAL CLOSING NET ASSET STATEMENT" means the statement of net assets determined pursuant to (S)2.5 below.

     1.34. "FINANCIAL STATEMENTS" has the meaning set forth in (S)4.7 below.

     1.35. "GAAP "means United States generally accepted accounting principles as in effect on October 31, 1997.

     1.36. "GLOBAL LETTER" means the agreement in the form attached hereto as
Exhibit 1.36.
     1.37. "GLOBAL MARK" has the meaning set forth in (S)7.9 below.

     1.38. "GOVERNMENTAL BODY" means any country, any national body (including the European Union), any state, province, municipality, or subdivision of any of the foregoing, any agency, governmental department, court, entity, commission, board, ministry, bureau, locality or authority of any of the foregoing, or any quasi-governmental or private body exercising any regulatory, taxing, importing, exporting, or other governmental or quasi-governmental function, or any arbitrator.

     1.39. "HART-SCOTT-RODINO ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

     1.40. "HOURLY DEFINED BENEFIT PLANS" has the meaning set forth in (S)7.13.7 below.

     1.41. "INDEMNIFIED PARTY" has the meaning set forth in (S)9.4.1 below.

     1.42. "INDEMNIFYING PARTY" has the meaning set forth in (S)9.4.1 below.

     1.43. "INTELLECTUAL PROPERTY" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all trade

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secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (e) all computer software (including data and related documentation), (f) all other proprietary rights, and (g) all copies and tangible embodiments thereof (in whatever form or medium).

     1.44. "INTEREST RATE" shall mean six percent (6%) per annum, calculated on the basis of a 365 days per year factor applied to the actual days on which there exists an unpaid amount.

     1.45. "INTOOL COMPANIES" means the Target, the INTOOL Subsidiary, the INTOOL Divisions, and each of INTOOL International GmbH, INTOOL International B.V., INTOOL de Mexico, S.A. de C.V., Global-GIX Canada Inc. and the Seller as each relates to the INTOOL Divisions, and their respective Predecessors as each relates to the Business. Each such company or division is individually referred to as an "INTOOL Company."

     1.46. "INTOOL DIVISIONS" means the divisions of INTOOL International GmbH, INTOOL International B.V., INTOOL de Mexico, S.A. de C.V., Global-GIX Canada Inc., and the Seller, that are engaged in or have assets (other than the Target Shares) directly related to the Business.

     1.47. "INTOOL SUBSIDIARY" means Airetool & Yost Superior Realty, Inc., an Ohio corporation.

     1.48. "KNOWLEDGE" means actual knowledge of those individuals listed on
Exhibit 1.48.

     1.49. "LAWS" means all constitutions; statutes; regulations; by-laws; codes; ordinances; decrees; rules; judicial, arbitral, administrative, ministerial, departmental or regulatory judgments, orders, decisions, rulings, or awards; policies; voluntary restraints; guidelines; directives; agreements with, requirements of, or instructions by any Governmental Body; general principles of common or civil law; and equity.

     1.50. "LEASED REAL PROPERTY" has the meaning set forth in (S)4.11.1 below.

     1.51. "LIABILITY" means any and all liability, obligation, loss, commitment, damage, or deficiency including interest, penalties, fines, reasonable fees of attorneys, accountants, consultants, and experts, and liability for Taxes (in each instance whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued, under accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).

     1.52. "MOST RECENT FINANCIAL STATEMENTS" has the meaning set forth in
(S)4.7 below.

     1.53. "NEGATIVE PURCHASE PRICE ADJUSTMENT" has the meaning set forth in
(S)2.5 below.

     1.54. "OCTOBER FINANCIAL STATEMENTS" has the meaning set forth in (S)4.7 below.

     1.55. "ORDINARY COURSE OF BUSINESS" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

     1.56. "OTHER AGREEMENTS" has the meaning set forth in (S)8.1.7 below.

     1.57. "OWNED REAL PROPERTY" has the meaning set forth in (S)4.11.1 below.

     1.58. "PARTY" has the meaning set forth in the preface above.

     1.59. "PBGC" means Pension Benefit Guaranty Corporation.

     1.60. "PEG NET ASSET STATEMENT" means the statement dated October 31, 1997, attached hereto as Exhibit A-1.

     1.61. "PERMIT" means any license, permit, approval, consent, authorization, requirement, order, license application, and license amendment application of or to a Governmental Body and all governmental or third party product registrations or approvals.

     1.62. "PERSON" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, a limited liability company, an unincorporated organization, an other entity, or a Governmental Body.

     1.63. "POSITIVE PURCHASE PRICE ADJUSTMENT" has the meaning set forth in
(S)2.5 below.

     1.64. "POST-CLOSING STRADDLE PERIOD" has the meaning set forth in (S)5.2.2 below.

     1.65. "PRE-CLOSING STRADDLE PERIOD" has the meaning set forth in (S)5.2.2 below.

     1.66. "PREDECESSOR" means a Person which has previously held an interest to which the referenced Person has succeeded, including a Person which conveyed, transferred or assigned all or substantially all of its assets to the referenced Person or a Person which was merged or amalgamated into or consolidated with the referenced Person. For example, Dresser Industries, Inc. is a Predecessor of the Target.

     1.67. "PRELIMINARY CLOSING NET ASSET STATEMENT" has the meaning set forth in (S)2.5.1 below.

     1.68. "PRODUCTS" means pneumatic and electrical tools, including assembly tools, fabrication tools, pneumatic and hydraulic pressure drilling equipment, pneumatic tube cleaners and expanders, automatic fastening systems, fixturized and specialty engineering tools, and complementary products, parts, software and components.

     1.69. "PURCHASE PRICE ADJUSTMENT" has the meaning set forth in (S)2.5 below.

     1.70 "PURCHASE PRICE" has the meaning set forth in (S)2.2 below.

     1.71. "REGULATED MATERIAL" means any (a) material, substance, waste (including any solid, liquid, semisolid or gas or gaseous mixture), product, by-product, chemical, pesticide, fungicide, rodenticide, pollutant, contaminant, hazardous material, hazardous substance, hazardous waste, solid waste, or nonhazardous waste as the foregoing terms are considered or defined as harmful, unwholesome or toxic under, regulated by or form the basis of Liability under any applicable Law (including Environmental, Health and Safety Laws); (b) petroleum (including crude oil or any fraction thereof); (c) asbestos and asbestos containing material; (d) radioactive substance; and (e) any polychlorinated biphenyl (PCB) and its thermal decomposition products, including dioxins and dibenzofurans.

     1.72. "REPORTABLE EVENT" has the meaning set forth in ERISA Sec. 4043.

     1.73. "RULES" has the meaning set forth in (S)12.2.1 below.

     1.74. "SECTION 338 ELECTIONS" has the meaning set forth in (S)5.4 below.

     1.75. "SECURITIES ACT" means the Securities Act of 1933, as amended.

     1.76. "SECURITY INTEREST" means any mortgage, pledge, lien, charge, or other security interest.

     1.77. "SELLER" has the meaning set forth in the preface above.

     1.78. "SELLER'S INDEMNIFIED GROUP" has the meaning set forth in (S)9.3 below.

     1.79. "SELLER'S LETTER" has the meaning set forth in the (S)2.5.3 below.

     1.80. "STRADDLE PERIOD" has the meaning set forth in (S)5.2.2 below.

     1.81. "TARGET" has the meaning set forth in the preface above.

     1.82. "TARGET SHARE" means any share of the capital stock of the Target, and all rights and ancillary rights attributed to such share of capital.

     1.83. "TAXES" means all federal, state, provincial, local, municipal, and foreign income, gross receipts, profits, license, payroll, employment, stamp, premium, windfall profits, franchise, unincorporated business, withholding, capital, general corporate, customs duties, environmental (including taxes under Code Section 59A), disability, registration, alternative, add-on, minimum, estimated, sales, goods and services, use, occupation, property, severance, production, excise, recording, ad valorem, gains, transfer, value-added, unemployment compensation, social security premium, privilege and any and all other taxes, including any interest, penalty, or addition thereto, whether disputed or not.

     1.84. "TAX PROCEEDING" has the meaning set forth in (S)5.7.2 below.

     1.85. "TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     1.86. "THIRD PARTY CLAIM" has the meaning set forth in (S)9.4.1 below.

     1.87. "TRANSFERRED ASSETS" has the meaning set forth in (S)2.1 below.

     1.88. "VHL CLAIMS" and "VHL INJURIES" mean any hearing loss or vibration-related claims/injuries, respectively (including vibration white finger, carpal tunnel syndrome and repetitive stress/trauma).

     1.89. "WATER" means surface water, ground, other, or any of them.

2.   PURCHASE AND SALE.
     ------------------

     2.1.  BASIC TRANSACTION. On and subject to the terms and conditions of this
           -----------------
Agreement, (i) the Buyer agrees to purchase from the Seller, and the Seller agrees to sell to the Buyer, all of the Target Shares, and (ii) the Buyer agrees to purchase from the Seller certain Intellectual Property owned by the Seller and used in the Business, and the Seller agrees to sell certain Intellectual Property owned by the Seller and used in the Business, and the Seller shall also cause its respective Affiliates to sell to the Buyer or one or more of its designees certain assets pursuant to the Other Agreements (such Intellectual Property and other assets being collectively referred to as the "TRANSFERRED ASSETS").

     2.2.  PURCHASE PRICE. The Buyer agrees to pay to the Seller $217,500,000
           --------------
(the "PURCHASE PRICE") for all the Target Shares and the Transferred Assets in accordance with and subject to the following provisions of this (S)2, as adjusted for the addition or substraction of the Purchase Price Adjustment.

     2.3.  THE CLOSING. The closing of the transactions contemplated by this
           -----------
Agreement (the "CLOSING") shall take place at the offices of Cooper in Houston, Texas, commencing at 9:00 a.m. local time on the fifth business day following the earlier of (i) expiration of the waiting period for completion of the transactions contemplated by this Agreement imposed by the Hart-Scott-Rodino Act, (ii) termination of such waiting period prior to its expiration, or (iii) such other date as the Parties may mutually determine (provided that in each case the condition specified in (S)8.1.3(D) is also satisfied) (the "CLOSING DATE"). The Parties agree that the Closing of the sale of that portion of the Transferred Assets belonging to INTOOL International GmbH may occur on a date later than the Closing of the other transactions contemplated by the Agreement, as more particularly described in (S)6.2.2.

     2.4.  DELIVERIES AT THE CLOSING.  At the Closing, (i) the Seller will
           -------------------------
deliver to the Buyer the various certificates, instruments, and documents referred to in (S)8.1 below, (ii) the Buyer will deliver to the Seller the various certificates, instruments, and documents referred to in (S)8.2 below,
(iii) the Seller will deliver to the Buyer stock certificates representing all of the Target Shares, endorsed in blank or accompanied by duly executed assignment documents, (iv) the Seller will deliver to the Buyer stock certificates representing all of the Target's shares of the INTOOL Subsidiary, which certificates shall be in the name of the Target, and (v) the Buyer will pay to the Seller the Purchase Price by wire transfer of federal or other immediately available funds to an account designated in writing by the Seller no later than 3 business days prior to Closing.

     2.5. PURCHASE PRICE ADJUSTMENT.  The Purchase Price Adjustment means the
          -------------------------
amount by which the Final Closing Net Asset Amount, determined pursuant to
(S)2.5.6 is more (a "POSITIVE PURCHASE PRICE ADJUSTMENT") or less (a "NEGATIVE PURCHASE PRICE ADJUSTMENT") than $66,195,000.

          2.5.1 CLOSING NET ASSET STATEMENT. The Seller shall prepare and
                ---------------------------
deliver to the Buyer within 60 days following the Closing Date, a net asset statement reflecting the combined net assets of the INTOOL Companies (including the Transferred Assets) as of the close of business in each relevant jurisdiction on the Closing Date (the "PRELIMINARY CLOSING NET ASSET STATEMENT"). The Preliminary and Final Closing Net Asset Statements shall be prepared in accordance with the provisions of this (S)2.5.1. In the event of a conflict or inconsistency between Sections 2.5.1.1 and 2.5.1.2, (S)2.5.1.2 shall take precedence over (S)2.5.1.1.

                2.5.1.1. The Preliminary and Final Closing Net Asset Statements shall, except as provided in (S)2.5.1.2. be prepared in accordance with principles, practices and procedures that are the same as those which were applied by the Target in preparing the Peg Net Asset Statement, and as to assets or Liabilities of a kind or type that were not included in the Peg Net Asset Statement, in accordance with the normal principles, practices and procedures of the Target regarding similar assets or Liabilities and consistent with GAAP.

                2.5.1.2.   Notwithstanding anything to the contrary in
(S)2.5.1.1, the following specific accounting rules shall control the preparation of the Preliminary and Final Closing Net Asset Statements:

                2.5.1.2.1. The asset and Liability amounts included in the Preliminary and Final Closing Net Asset Statements will be the same as those included in the Peg Net Asset Statement except as necessary to reflect those changes in the asset and Liability values that result from new transactions or new events occurring during the period after but not including October 31, 1997, through and including the Closing Date, subject to (S)2.5.1.2.2 through
(S)2.5.1.2.18 below, which shall take precedence .

                2.5.1.2.2. The Peg Net Asset Statement does not include and the Preliminary and Final Closing Net Asset Statements will not include any Liabilities or assets for deferred income taxes.

                2.5.1.2.3 The quantities of inventory used to determine the inventory amount to be included in the Preliminary and Final Closing Net Asset Statements will be based on the results of a physical inventory to be taken immediately after the Closing Date. The physical inventory will be taken by the Buyer (or its representative), at the Buyer's expense, and observed by the Seller (or its representative). The physical inventory quantities will be priced utilizing the same standard costs which were used in preparing the Peg Net Asset Statement (which for inventory purposes, shall be the November 1, 1997, standard), and, in case of items that were not on hand as of October 31, 1997, in accordance with the normal procedures of the Seller. The inventory valuation reserve shall be $8,156,779 (which represents all inventory valuation reserves as of October 31, 1997) on both the Peg Net Asset Statement and the Preliminary and Final Closing Net Asset Statements.

                2.5.1.2.4 The Peg Net Asset Statement does not include and the Preliminary and Final Closing Net Asset Statements will not include, (i) any amount payable to the Seller or any Affiliate of the Seller (including the Target, the INTOOL Subsidiary and the INTOOL Divisions) from any of the INTOOL Companies, or (ii) any amount receivable from the Seller or any Affiliate of the Seller (including the Target, the INTOOL Subsidiaries and the INTOOL Divisions) and payable to any of the INTOOL Companies, including, in both (i) and (ii), inter and intra-company payables or receivables.

                2.5.1.2.5 The Preliminary and Final Closing Net Asset Statements will reflect the results of a fixed asset physical existence test of assets with a net book value greater than $10,000 to be conducted immediately following Closing. The net book value of fixed assets greater than $10,000 which cannot be physically located shall not be excluded from the Preliminary and Final Closing Net Asset Statements unless the aggregate of all such fixed assets which cannot be physically located exceeds $100,000, in which case the net book value in excess of such $100,000 will be excluded from the Preliminary and Final Closing Net Asset Statements. Such fixed asset physical existence test shall be observed by both the Buyer and the Seller or their respective representatives.

                2.5.1.2.6 The Peg Net Asset Statement does not include and the Preliminary and Final Closing Net Asset Statements will not include any Liabilities or assets with respect to legal, accounting or investment banking fees related to this or any other contemplated transaction to sell the Business incurred prior to the Closing.

                2.5.1.2.7 Except as otherwise provided in Sections 2.5.1.2.12, 2.5.1.2.14, and 2.5.1.2.16, the Liabilities in the Preliminary and Final Closing Net Asset Statements will not be decreased for any change from the Liabilities included in the Peg Net Asset Statement except to the extent of amounts paid in cash by the Seller or its Affiliates (including the Target and the INTOOL Subsidiary) to third parties between October 31, 1997, and the Closing Date.

                2.5.1.2.8 The Peg Net Asset Statement does not include and the Preliminary and Final Closing Net Asset Statements will not include a reserve for accounts receivable that are doubtful or uncollectible.

                2.5.1.2.9 The Peg Net Asset Statement does not include and the Preliminary and Final Closing Net Asset Statements will include Cash for the accounts listed in Exhibit 2.5.1.2.9.

                    2.5.1.2.10 The Peg Net Asset Statement does not include and the Preliminary and Final Closing Net Asset Statements will not include any amounts for "Retained Assets" and "Retained Liabilities" as those terms are defined in the Asset Transfer Agreements.

                    2.5.1.2.11 The Peg Net Asset Statement does not include and the Preliminary and Final Closing Net Asset Statements will not include any asset or Liability amounts with respect to the Hourly Defined Benefit Plans.

                    2.5.1.2.12 The accrual for Liabilities related to the INTOOL Companies' retiree Employee Welfare Benefit Plan in the Preliminary and Final Closing Net Asset Statements shall be equal to $7,771,500 less the amount retained by the Seller pursuant to (S)7.13.10 calculated using the same assumptions utilized in calculating the $7,771,500.

                    2.5.1.2.13 The Peg Net Asset Statement includes and the Preliminary and Final Closing Net Asset Statements will not include an accrual for bonus amounts.

                    2.5.1.2.14 The Peg Net Asset Statement includes and the Preliminary and Final Closing Net Asset Statement will not include (exclusive of any overaccrual as of October 31, 1997) any asset or Liability amounts related to the Global Industrial Technologies, Inc. Incentive Deferred Compensation Plan.

                    2.5.1.2.15 The Peg Net Asset Statement does not include and the Preliminary and Final Closing Net Asset Statements will include an accrual for Liabilities related to the employee pension plan offered to the employees of INTOOL de Mexico S.A. de C.V., using the same procedures and assumptions as used by Busete Matematico Acturial S.C. in its actuarial valuation prepared January 1, 1996, a copy of which has been delivered to the Buyer.

                    2.5.1.2.16 The Peg Net Asset Statement includes and the Preliminary and Final Closing Net Asset Statements will not include (exclusive of any overaccrual as of October 31, 1997) any asset or Liability amounts related to the Global Industrial Technologies, Inc. Retirement Income Plan as such plan relates to the Target employees formerly part of The Rotor Tool Company.

                    2.5.1.2.17 The Peg Net Asset Statement does not and the Preliminary and Final Closing Net Asset Statements will not include any asset or Liability amounts related to the real property described in Exhibit 6.9.2.

                    2.5.1.2.18 The Preliminary and Final Net Asset Statements will include an accrual for Liabilities related to the statutory profit participation plan with respect to the employees of INTOOL de Mexico, S.A. de C.V.

          2.5.2  BUYER'S REVIEW.  The Buyer will have 60 days following
                 --------------
receipt of the Preliminary Closing Net Asset Statement from the Seller to review such Preliminary Closing Net Asset Statement and to determine if, in the Buyer's judgment, it has been prepared in accordance with (S)2.5. If in the Buyer's judgment adjustments are necessary for the Preliminary Closing Net Asset Statement to be so prepared, the Buyer, within the 60-day period, shall notify the Seller in writing of its proposed adjustments, including the amount, nature and basis for the adjustments ("BUYER'S LETTER"). If the Buyer does not submit Buyer's Letter within such 60-day period, the Preliminary Closing Net Asset Statement will become the Final Closing Net Asset Statement.

          2.5.3. SELLER'S REVIEW.  The Seller will then have 30 days following
                 ---------------
receipt of Buyer's Letter to review any adjustments proposed therein. Within the 30-day period, the Seller shall notify the Buyer in writing of the Seller's position with respect to each of the Buyer's proposed adjustments ("SELLER'S LETTER"). If the Seller does not submit Seller's Letter within such 30-day period, the Preliminary Closing Net Asset Statement as adjusted by the adjustments proposed in Buyer's Letter will become the Final Closing Net Asset Statement.

          2.5.4. CONFERENCE.  Within 30 days after the Buyer receives Seller's
                 ----------
Letter, the Buyer and the Seller shall confer and endeavor to mutually resolve the adjustments, if any, which are in dispute.

          2.5.5. ARBITRATOR.  If the Buyer and the Seller cannot mutually
                 ----------
resolve any disputes involving the Buyer's proposed adjustments within the 30 days following the Buyer's receipt of Seller's Letter, the Buyer and the Seller shall thereafter jointly engage the Dallas office of the accounting firm of Coopers & Lybrand (the "ACCOUNTING ARBITRATOR"), to act as the arbitrator, subject to that firm's confirmation that it is independent of all Parties. If such accounting firm is unable to confirm its independence, the Buyer and the Seller shall jointly engage an alternate mutually acceptable accounting firm that can confirm that it is independent of the Buyer and the Seller. If either the Buyer or the Seller unreasonably delays or refuses to engage the Accounting Arbitrator, the other may unilaterally engage the Accounting Arbitrator. The Accounting Arbitrator shall be furnished with a copy of the Agreement, the Peg Net Asset Statement, the Preliminary Closing Net Asset Statement, Buyer's Letter, Seller's Letter and any other relevant correspondence between the Buyer and the Seller or records deemed appropriate by the Buyer and the Seller. The Accounting Arbitrator must, within 30 days from the date such documents are furnished, complete its review and render a written report setting forth its conclusion with respect to each of the Buyer's adjustments which were unresolved between the Buyer and the Seller. The Accounting Arbitrator shall be granted access to the books and records of the INTOOL Companies as well as the working papers or other documents which the Buyer, the Seller or their respective accountants may have which relate to the Peg Net Asset Statement or the Preliminary Closing Net Asset Statement and any other documents or information which the Accounting Arbitrator may deem appropriate. The Accounting Arbitrator's review shall be limited to the purpose of determining whether, in respect of each disputed adjustment, the Buyer's proposed adjustment or the amount reflected on the Preliminary Net Asset Statement is more nearly in accordance with the terms of this Agreement. The Buyer and the Seller shall have the right to submit written materials to the Accounting Arbitrator all in accordance with procedures to be set forth in the engagement letter between the Buyer and the Seller and the Accounting Arbitrator. The decision by the Accounting Arbitrator shall be in writing and delivered to both the Buyer and the Seller. The Parties agree that the Accounting Arbitrator is the sole person to make all interpretations necessary (including interpretations or constructions of the Agreement) to support its determinations. The Accounting Arbitrator's decision shall be conclusive and binding upon the Parties and may be entered and enforced in any court of competent jurisdiction. The Parties agree to submit to the jurisdiction of any such court for the enforcement of such award or decision. The Buyer on one hand and the Seller on the other hand shall each pay 50% of the fees and expenses of the Accounting Arbitrator.

          2.5.6. FINAL CLOSING DATE NET ASSET AMOUNT.  The Preliminary Closing
                 -----------------------------------
Net Asset Statement will be modified by any adjustments proposed by the Buyer to which the Seller did not object in Seller's Letter, any other adjustments agreed by the Buyer and the Seller pursuant to (S)2.5.4 and by the determination of the Accounting Arbitrator pursuant to (S)2.5.5, and will become the Final Closing Net Asset Statement. The amount of the net assets as reflected on the Final Closing Net Asset Statement is the "FINAL CLOSING NET ASSET AMOUNT."

          2.5.7. PAYMENT  If there is a Positive Purchase Price Adjustment, the
                 -------
Buyer shall pay to the Seller the Purchase Price Adjustment, together with interest thereon at the Interest Rate from the Closing Date until such payment, which shall be within five business days of the determination of the Final Closing Net Asset Statement. If there is a Negative Purchase Price Adjustment, the Seller shall pay to the Buyer the Purchase Price Adjustment, together with interest thereon at the Interest Rate from the Closing Date until such payment, which shall be within five business days of the determination of the Final Closing Net Asset Statement.

          2.5.8. ACCOUNT OBLIGATIONS.
                 -------------------

                 2.5.8.1. Simultaneously with the Closing, the Seller shall, and shall cause its Affiliates to, cancel or otherwise eliminate all then outstanding obligations of the INTOOL Companies to either the Seller or any of its Affiliates, and the Seller shall, and shall cause its Affiliates to, cancel or otherwise eliminate all then outstanding obligations of the Seller or any of its Affiliates to the INTOOL Companies, and in all cases neither the Seller and any of its Affiliates nor the INTOOL Companies and any Affiliate of the Buyer that purchases the Transferred Assets shall have any further Liability with respect to any such obligation, except that nothing in this (S)2.5.8.1 shall affect any and all of the covenants, agreements, obligations and other provisions contemplated under this Agreement or the Other Agreements applicable to the Seller, the Buyer or the INTOOL Companies, including pursuant to
(S)7.8.1, (S)7.8.2 or (S)9.2.4.2.

                 2.5.8.2. After Closing, none of the Target, the INTOOL Subsidiary, or the Affiliates of the Buyer that purchases the Transferred Assets will reimburse or pay the Seller or any Affiliate of the Seller for any transaction between the Target, the INTOOL Subsidiary or any Affiliate of the Buyer that purchases any of the Transferred Assets, on the one side, and the Seller or one of its Affiliates on the other side, provided, however, that if, at the express written consent of the Buyer, the Seller or one of its Affiliates incurs a Liability after the Closing resulting in a cash expenditure after the Closing for the benefit of the Target, the INTOOL Subsidiary, or an Affiliate of the Buyer that purchases any of the Transferred Assets, the Buyer shall reimburse or pay to the Seller such cash expenditures, except that nothing in this (S)2.5.8.2 shall affect any and all of the covenants, agreements, obligations and other provisions contemplated under this Agreement or the Other Agreements applicable to the Seller, the Buyer or the INTOOL Companies, including pursuant to (S)7.8.2.

3.   REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION.
     ----------------------------------------------------------

     3.1. REPRESENTATIONS AND WARRANTIES OF THE SELLER.  The Seller represents
          --------------------------------------------
and warrants that the statements contained in this (S)3.1 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this (S)3.1) except as set forth in Schedule 3.1 attached hereto.

          3.1.1. ORGANIZATION OF THE SELLER.  The Seller is duly organized,
                 --------------------------
validly existing, and in good standing under the Laws of the jurisdiction of its incorporation.

          3.1.2. AUTHORIZATION OF TRANSACTION.  The Seller has full power and
                 ----------------------------
authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the Other Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the respective Boards of Directors of the Seller and its Affiliates that operate the INTOOL Divisions, and no other corporate proceedings on the part of the Seller or its Affiliates (including the Target, the INTOOL Subsidiary and the Affiliates of the Seller that operate the INTOOL Divisions) is necessary to authorize this Agreement and the Other Agreements and to consummate the transactions so contemplated. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions (subject to applicable bankruptcy, insolvency, and similar Laws affecting creditors' rights generally and subject as to enforceability to general principles of equity (regardless whether enforcement is sought in a proceeding in equity or at law)). Except as set forth in (S)6.2, neither the Seller nor any of its Affiliates (including the Affiliates of the Seller that operate the INTOOL Divisions) need give any notice to, make any filing with, or obtain any material Permit of any Governmental Body in order to consummate the transactions contemplated by this Agreement.

          3.1.3. NON-CONTRAVENTION.  Neither the execution and the delivery of
                 -----------------
this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any Law or other restriction of any Governmental Body to which the Seller is subject or any provision of its charter or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any material agreement, contract, lease, Permit, instrument, or other arrangement to which the Seller is a party or by which it is bound or to which any of its assets is subject.

          3.1.4. BROKERS' FEES.  The Seller has no Liability to pay any fees or
                 -------------
commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer or its Affiliates could become liable or obligated.

          3.1.5. TARGET SHARES.  The Seller holds of record and owns
                 -------------
beneficially all of the Target Shares, free and clear of any Encumbrance (other than any restrictions under the Securities Act and state securities laws), Taxes, Security Interests, contracts and equities. No other Person holds of record or owns beneficially any Target Shares. The Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require the Seller to issue, sell, transfer, or otherwise dispose of any capital stock of the Target (other than this Agreement) or security convertible into capital stock of the Target. The Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Target. Other than to the Buyer, the Seller has not assigned, transferred, gifted, pledged, or otherwise disposed of any of the Target Shares.

     3.2. REPRESENTATIONS AND WARRANTIES OF THE BUYER.  The Buyer represents and
          -------------------------------------------
warrants that the statements contained in this (S)3.2 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this (S)3.2).

          3.2.1. ORGANIZATION OF THE BUYER.  The Buyer is a corporation duly
                 -------------------------
organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation.

          3.2.2. AUTHORIZATION OF TRANSACTION.  The Buyer has full power and
                 ----------------------------
authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the Other Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the respective Boards of Directors of the Buyer and its Affiliates that will acquire the Transferred Assets, and no other corporate proceedings on the part of the Buyer or such Affiliates are necessary to authorize this Agreement and the Other Agreements and to consummate the transactions so contemplated. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions (subject to applicable bankruptcy, insolvency, and similar Laws affecting creditors' rights generally and subject as to enforceability to general principles of equity (regardless whether enforcement is sought in a proceeding in equity or at law)). Except as set forth in (S)6.2 and except for the requirements imposed by the Investment Canada Act, the Buyer need not give any notice to, make any filing with, or obtain any material Permit of any Governmental Body in order to consummate the transactions contemplated by this Agreement.

          3.2.3. NON-CONTRAVENTION.  Neither the execution and the delivery of
                 -----------------
this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any Law or other restriction of any Governmental Body, or court to which the Buyer is subject or any provision of its charter or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any material agreement, contract, lease, Permit, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject.

          3.2.4. BROKERS' FEES.  The Buyer has no Liability to pay any fees or
                 -------------
commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller or its Affiliates could become liable or obligated.

          3.2.5. INVESTMENT.  The Buyer is not acquiring the Target Shares with
                 ----------
a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

     3.3. REPRESENTATIONS AND WARRANTIES OF COOPER.  Cooper represents and
          ----------------------------------------
warrants that the statements contained in this (S)3.3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this (S)3.3).

          3.3.1. ORGANIZATION OF COOPER.  Cooper is a corporation duly
                 ----------------------
organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation.

          3.3.2. AUTHORIZATION OF TRANSACTION.  Cooper has full power and
                 ----------------------------
authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Cooper and no other proceedings on the part of Cooper are necessary to authorize this Agreement and to consummate the transactions as contemplated. This Agreement constitutes the valid and legally binding obligation of Cooper, enforceable in accordance with its terms and conditions (subject to applicable bankruptcy, insolvency, and similar Laws affecting creditors' rights generally and subject as to enforceability to general principles of equity (regardless whether enforcement is sought in a proceeding in equity or at law)). Except as set forth in (S)6.2 and except for the requirements imposed by the Investment Canada Act, Cooper need not give any notice to, make any filing with, or obtain any material Permit of any Governmental Body in order to consummate the transactions contemplated by this Agreement.

          3.3.3. NON-CONTRAVENTION.  Neither the execution and the delivery of
                 -----------------
this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any Law or other restriction of any Governmental Body to which Cooper is subject or any provision of its charter or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any material agreement, contract, lease, Permit, instrument, or other arrangement to which Cooper is a party or by which it is bound or to which any of its assets is subject.

          3.3.4. BROKERS' FEES. Cooper has no Liability to pay any fees or
                 -------------
commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller or its Affiliates could become liable or obligated.

     3.4. REPRESENTATIONS AND WARRANTIES OF GLOBAL.   Global represents and
          ----------------------------------------
warrants that the statements contained in this (S)3.4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the

Closing Date were substituted for the date of this Agreement throughout this
(S)3.4), except as set forth in Schedule 3.4 attached hereto.

          3.4.1. ORGANIZATION OF GLOBAL.  Global is a corporation duly
                 ----------------------
organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation.

          3.4.2. AUTHORIZATION OF TRANSACTION.  Global  has full power and
                 ----------------------------
authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Global and no other proceedings on the part of Global are necessary to authorize this Agreement and to consummate the transactions as contemplated. This Agreement constitutes the valid and legally binding obligation of Global, enforceable in accordance with its terms and conditions (subject to applicable bankruptcy, insolvency, and similar Laws affecting creditors' rights generally and subject as to enforceability to general principles of equity (regardless whether enforcement is sought in a proceeding in equity or at law)). Except as set forth in (S)6.2, Global need not give any notice to, make any filing with, or obtain any material Permit of any Governmental Body in order to consummate the transactions contemplated by this Agreement.

          3.4.3. NON-CONTRAVENTION.  Neither the execution and the delivery of
                 -----------------
this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any Law or other restriction of any Governmental Body to which Global is subject or any provision of its charter or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any material agreement, contract, lease, Permit, instrument, or other arrangement to which Global is a party or by which it is bound or to which any of its assets is subject.

          3.4.4. BROKERS' FEES.  Global has no Liability to pay any fees or
                 -------------
commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer or its Affiliates could become liable or obligated.


4.   REPRESENTATIONS AND WARRANTIES CONCERNING THE INTOOL COMPANIES.  The Seller
     ---------------------------------------------------------------
represents and warrants that the statements contained in this (S)4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this (S)4), except as set forth in the disclosure schedule delivered by the Seller to the Buyer on the date hereof (the "DISCLOSURE SCHEDULE"). However, nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Disclosure Schedule will be arranged in paragraphs corresponding to the numbered paragraphs contained in this (S)4. Disclosure made in a specific section shall not be deemed to have been disclosed with respect to any other section unless an explicit cross-reference appears.

     4.1. ORGANIZATION, QUALIFICATION, AND CORPORATE POWER.  Each of the Target,
          ------------------------------------------------
the INTOOL Subsidiary and the Affiliates of the Seller that operate the INTOOL Divisions is a corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation. Each of the Target, the INTOOL Subsidiary and the Affiliates of Seller that operate the INTOOL Divisions is duly authorized to conduct business and is in good standing under the Laws of each jurisdiction where such qualification is required, except where the failure to do so would not have a material adverse effect on the Business. The states in which the Target is licensed or qualified to do business are listed in (S)4.1 of the Disclosure Schedule. Each of the INTOOL Companies has full corporate power and authority and all material Permits necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Section 4.1 of the Disclosure Schedule lists the directors and officers of each of the Target and the INTOOL Subsidiary. The Seller has made available to the Buyer correct and complete copies of the charter and bylaws of each of the Target and the INTOOL Subsidiary (as amended to date). The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of each of the Target and the INTOOL Subsidiary are correct and complete and each have been provided to the Buyer. Neither Target nor the INTOOL Subsidiary is in default under or in violation of any provision of its charter or bylaws.

     4.2. CAPITALIZATION.  The entire authorized capital stock of the Target
          --------------
consists of 10,000 shares of common stock, with no par value, of which 200 shares of common stock are issued and outstanding. All of the issued and outstanding Target Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the Seller. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Target to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Target. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Target. At Closing, the Seller shall transfer to the Buyer good title to all of the Target Shares, free and clear of all Encumbrances.

     4.3. NON-CONTRAVENTION.  Neither the execution and the delivery of this
          -----------------
Agreement or the Other Agreements, nor the consummation of the transactions contemplated hereby or thereby, will (i) violate any Law or other restriction of any Governmental Body to which any of the INTOOL Companies is subject or any provision of the charter or bylaws of any of the Target, the INTOOL Subsidiary and the Affiliates of the Seller that operate the INTOOL Divisions, or (ii) except as set forth in (S)4.3 of the Disclosure Schedule, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any material agreement, contract, lease, Permit, instrument, or other arrangement to which any of the INTOOL Companies is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). Except as set forth in (S)6.2 and except for the authorization required by the Industrial Site Evaluation Center of the New Jersey Department of Environmental Protection, to the Seller's Knowledge, none of the INTOOL Companies needs to give any notice to, make any filing with, or obtain any Permit of any Governmental Body in order for the Parties to consummate the transactions contemplated by this Agreement.

     4.4. BROKERS' FEES.  None of the INTOOL Companies has any Liability to pay
          -------------
any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer or its Affiliates could become liable or obligated.

     4.5. TITLE TO ASSETS.  Except as set in (S)4.5 of the Disclosure Schedule
          ---------------
and except as set forth in the fourth sentence of (S)4.11.1, the INTOOL Companies have good and marketable title to, or a valid leasehold interest in, the properties and assets used by them, located on their premises, or shown on the October Financial Statements or acquired after the date thereof, free and clear of all Encumbrances, except for properties and assets disposed of in the Ordinary Course of Business since October 31, 1997. The Affiliates of the Seller that operate the INTOOL Divisions have good and marketable title to the Transferred Assets in each case free and clear of all Encumbrances.

     4.6. INTOOL SUBSIDIARY.  The entire authorized capital stock of the INTOOL
          -----------------
Subsidiary consists of 1,100 shares of common stock, with $100.00 par value, of which 1,100 shares of common stock are issued and outstanding. All of the issued and outstanding shares of capital stock of the INTOOL Subsidiary have been duly authorized and are validly issued, fully paid, and nonassessable, and are held of record by the Persons set forth in (S)4.6 of the Disclosure Schedule. The Target holds of record and owns beneficially 550 outstanding shares of the INTOOL Subsidiary, free and clear of all Encumbrances. The Target has representation, voting and otherwise, on the Board of Directors of the INTOOL Subsidiary equal to that of the sole other shareholder of the INTOOL Subsidiary. There are no outstanding or authorized options, warrants, purchase rights, conversion rights, exchange rights, or other contracts or commitments that could require the Target to sell, transfer, or otherwise dispose of any capital stock of the INTOOL Subsidiary or that could require the INTOOL Subsidiary to issue, sell, or otherwise cause to become outstanding any of its own capital stock. There are no outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to the INTOOL Subsidiary. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of the INTOOL Subsidiary. The Target has no subsidiaries other than the INTOOL Subsidiary and it does not own, directly or indirectly, any capital stock or other equity participation (including partnership or membership interest) in any Person other than the INTOOL Subsidiary.

     4.7. FINANCIAL STATEMENTS.  Attached hereto as Exhibit A-2 are the
          --------------------
following financial statements (collectively the "FINANCIAL STATEMENTS") of the
Business: (i) unaudited consolidated and consolidating balance sheets and statements of income as of and for the fiscal year ended October 31, 1997 (the "OCTOBER FINANCIAL STATEMENTS"), and (ii) unaudited consolidated and consolidating balance sheets and statements of income as of and for the three months ended January 31, 1998 ("MOST RECENT FINANCIAL STATEMENTS"). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Business as of such dates and the results of operations of the Business for such periods, are correct and complete in all material respects, and are consistent with the books and records of the Business.

     4.8. EVENTS SUBSEQUENT TO OCTOBER 31, 1997.  Since October 31, 1997, there
          -------------------------------------
has not been any change in the business, financial condition, operations or results of operations of the Target, the INTOOL Subsidiary or the INTOOL Divisions. Without limiting the generality of the foregoing, except as set forth on (S)4.8 of the Disclosure Schedule, since October 31, 1997:

          4.8.1. one of the Target, the INTOOL Subsidiary or the INTOOL Divisions has sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

          4.8.2. none of the Target, the INTOOL Subsidiary or the INTOOL Divisions has entered into any agreement, contract, lease, or license (or group of related agreements, which for the purposes of this Agreement, shall mean any master agreement under which there are subsequent schedules, or blanket agreements under which there are subsequent releases) either involving more than $100,000 or outside the Ordinary Course of Business;

          4.8.3. no party (including the Target, the INTOOL Subsidiary and the INTOOL Divisions) has accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or group of related agreements) involving more than $100,000 to which any of the Target, the INTOOL Subsidiary or the INTOOL Divisions is a party or by which any of them is bound;

          4.8.4. none of the Target, the INTOOL Subsidiary or the INTOOL Divisions has imposed or permitted to exist any Security Interest outside the Ordinary Course of Business upon any of its assets, tangible or intangible;

          4.8.5. none of the Target, the INTOOL Subsidiary or the INTOOL Divisions has made any capital expenditure (or series of related capital expenditures) either involving more than $250,000 or outside the Ordinary Course of Business;

          4.8.6. none of the Target, the INTOOL Subsidiary or the INTOOL Divisions has made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions);

          4.8.7. none of the Target, the INTOOL Subsidiary or the INTOOL Divisions has issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation;

          4.8.8. none of the Target, the INTOOL Subsidiary or the INTOOL Divisions has delayed or postponed the payment of accounts payable or other Liabilities for any period exceeding that of the Ordinary Course of Business;

          4.8.9. none of the Target, the INTOOL Subsidiary or the INTOOL Divisions has canceled, compromised, waived, or released any right or claim (or series of related rights and claims) against third parties outside the Ordinary Course of Business;

          4.8.10. none of the Target, the INTOOL Subsidiary or the INTOOL Divisions has granted any license or sublicense of any rights under or with respect to any Intellectual Property;

          4.8.11. there has been no change made or authorized in the charter or bylaws of any of the Target, the INTOOL Subsidiary and the Affiliates of the Seller that operate the INTOOL Divisions;

          4.8.12. neither the Target nor the INTOOL Subsidiary has issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

          4.8.13. neither the Target nor the INTOOL Subsidiary has declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

          4.8.14. none of the Target, the INTOOL Subsidiary or the INTOOL Divisions has experienced any damage, destruction, or loss (whether or not covered by insurance) to its property, which singly exceeds $50,000;

          4.8.15. none of the Target, the INTOOL Subsidiary or the INTOOL Divisions has made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

          4.8.16. none of the Target, the INTOOL Subsidiary or the INTOOL Divisions has entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

          4.8.17. none of the Target, the INTOOL Subsidiary or the INTOOL Divisions has granted any increase in the base or other compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;

          4.8.18. none of the Target, the INTOOL Subsidiary or the INTOOL Divisions has adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan) outside the Ordinary Course of Business;

           4.8.19. none of the Target, the INTOOL Subsidiary or the INTOOL Divisions has made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

           4.8.20. none of the Target, the INTOOL Subsidiary or the INTOOL Divisions has made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business; and

           4.8.21. none of the Target, the INTOOL Subsidiary or the INTOOL Divisions has committed to any of the foregoing.

     4.9.  UNDISCLOSED LIABILITIES.  To the Seller's Knowledge, the INTOOL
           -----------------------
Companies have disclosed all Liabilities in the October Financial Statements (including any footnotes thereto) and the Most Recent Financial Statements (including any footnotes thereto) which are required to be reflected in accordance with GAAP (and, except as stated in such statements, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against any of the INTOOL Companies giving rise to any such Liability), except for Liabilities which have arisen after January 31, 1998, in the Ordinary Course of Business.

     4.10. LEGAL COMPLIANCE.  Except as set forth in (S)4.10 of the Disclosure
           ----------------
Schedule, each of the INTOOL Companies has complied in all material respects with all applicable Laws and Environmental, Health and Safety Laws and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

     4.11. REAL PROPERTY.
           -------------

           4.11.1. The INTOOL Companies own or lease all real property necessary for the conduct of the Business as presently conducted and as presently proposed to be conducted. Section 4.11 of the Disclosure Schedule lists all real property used in the Business that any of the INTOOL Companies owns (collectively, the "OWNED REAL PROPERTY") or leases (the "LEASED REAL PROPERTY") and indicates the owner or lessor thereof. None of the Target, the INTOOL Subsidiary or the INTOOL Divisions owns or leases any real property not used in the Business. With respect to the Owned Real Property, the Target or the INTOOL Subsidiary has good and marketable title to the parcel of real property, free and clear of any Encumbrances, except for those of record and Encumbrances that do not impair the current use, occupancy, value, or the marketability of title of such property. To the Knowledge of the Seller, there are no pending or threatened condemnation, eminent domain or similar proceedings relating to any such property. The Seller has made available to the Buyer a legal description for each such parcel and correct and complete copies of the leases listed in
(S)4.11 of the Disclosure Schedule and a written summary setting forth the terms and conditions (to the Seller's Knowledge) of each oral lease (including the lease pursuant to which the INTOOL Subsidiary leases real property to The Yost Superior Co.). With respect to each lease listed in (S)4.11 of the Disclosure Schedule (the "ASSIGNED LEASES"), the lease or sublease is legal, valid, binding, enforceable, and in full force and effect.

                  4.11.1.1. There are no existing defaults under any Assigned Leases and none of the INTOOL Companies has received any notice from any lessor under any of the Assigned Leases that any of the INTOOL Companies is currently in material default under any of the Assigned Leases. There are no facts, circumstances, conditions, or events which, but for notice or lapse of time, or both, would constitute or result in a material default; nor has any of the INTOOL Companies any reason to believe that there is likely to be a default with respect to any of its respective obligations or Liabilities under any of the Assigned Leases.

                  4.11.1.2. To the Knowledge of the Seller, the buildings (including the roof) and building mechanical systems such as electrical, mechanical, heating and air conditioning systems for each of the Owned Real Property and Leased Real Property sites are in good operating condition and repair, normal wear and tear excepted, and there are no defects in the structural components comprising such buildings and building mechanical systems located thereon or therein.

                  4.11.1.3. None of the IN TOOL Companies has entered into or undertaken any material written or oral commitments, arrangements, agreements or obligations of any kind affecting the Owned Real Property or the Leased Real Property that are not reflected in the documents delivered to the Buyer.

                  4.11.1.4. No Person has any lawful right of possession to or any option, right of first refusal to lease or purchase all or any portion of any Owned Real Property except for: (i) the Buyer's right of possession of the property at Closing; and (ii) the holders of any Encumbrances of record.

                  4.11.1.5. There is no commitment to or agreement with any Governmental Body affecting any portion of any of the Owned Real Property or Leased Real Property except for Encumbrances of record.

    4.12. INTELLECTUAL PROPERTY.
          ---------------------

          4.12.1. The INTOOL Companies own or have the exclusive right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary for the conduct of the Business as presently conducted. Each of the INTOOL Companies has good and marketable title to the Intellectual Property owned by it, free and clear of all Encumbrances. Each item of Intellectual Property owned or used by any of the INTOOL Companies immediately prior to the Closing will be owned or available for use by the Target or one of the Affiliates of the Buyer that purchases the Transferred Assets, on identical terms and conditions immediately subsequent to the Closing hereunder. Each of the INTOOL Companies has taken all usual and customary action to maintain and protect each item of Intellectual Property that it owns or uses.

          4.12.2. To the Knowledge of the Seller (which for the purpose of all of (S)4.12, shall include the Knowledge of Bruce Fowler and Craig Cochenour), except as set forth in (S)4.12.2 of the Disclosure Schedule, none of the INTOOL Companies has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties which conflict has not been resolved without restriction or continuing Liability on the part of the INTOOL Companies. Within the last three years, except as set forth in (S)4.12.2 of the Disclosure Schedule, none of the individuals listed in Exhibit 1.48, Bruce Fowler or Craig Cochenour, has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that any of the INTOOL Companies must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of the Seller and except as set forth in (S)4.12.2 of the Disclosure Schedule, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of any of the Target or the INTOOL Divisions.

          4.12.3. Section 4.12.3 of the Disclosure Schedule identifies each patent or registration that has been issued to any of the INTOOL Companies with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which any of the INTOOL Companies has made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission which any of the INTOOL Companies has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). The Seller has made available to the Buyer correct and complete copies of all such patents, registrations, and applications (as amended to date) and has made available to the Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Section 4.12.3 of the Disclosure Schedule also identifies each registered trademark, trade name, and service mark, and, to the Seller's Knowledge, each unregistered trademark, trade name and service mark, used in connection with the Business. With respect to each item of Intellectual Property required to be identified in (S)4.12.3 of the Disclosure Schedule, except as stated therein:

                  4.12.3.1. the relevant INTOOL Company possesses all right, title, and interest in and to the item, free and clear of any Encumbrance;

                  4.12.3.2. the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                  4.12.3.3. no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of the Seller, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

                  4.12.3.4. none of the INTOOL Companies has any current agreement (or agreement with continuing Liability) to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item, which indemnification has been expressly agreed.

          4.12.4. Except for off-the-shelf software costing less than $2,000,
(S)4.12.4 of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that any of the INTOOL Companies uses pursuant to license, sublicense, agreement, or permission. The Seller has made available to the Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of

Intellectual Property required to be identified in (S)4.12.4 of the Disclosure Schedule, except as stated therein:

                  4.12.4.1. the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

                  4.12.4.2. the license, sublicense, agreement, or permission will not cease to be legal, valid, binding, enforceable, and in full force and effect on identical terms as a result of the Closing;

                  4.12.4.3. no party to the license, sublicense, agreement, or permission is in breach or default, and to the Seller's Knowledge, no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                  4.12.4.4. no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

                  4.12.4.5.  with respect to each sublicense, the
representations and warranties set forth in subsections (1) through (4) above are true and correct with respect to the underlying license;

                  4.12.4.6. no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of the Seller, is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

                  4.12.4.7. none of the INTOOL Companies has granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

          4.12.5. Except as set forth in (S)4.12.5 of the Disclosure Schedule, to the Knowledge of the Seller, none of the Target, the INTOOL Subsidiary or the INTOOL Divisions will interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its business as presently conducted.

    4.13. TANGIBLE ASSETS.  The INTOOL Companies own or lease all buildings,
          ---------------
machinery, equipment, and other tangible assets necessary for the conduct of the Business as presently conducted. Each of the INTOOL Companies has good and marketable title to such assets owned by it, free and clear of all Encumbrances (except for Encumbrances of mechanics or materialmen imposed by Law arising or incurred in the Ordinary Course of Business for sums not yet delinquent). Each such tangible asset has been maintained in accordance with normal industry practice. No building, piece of machinery or equipment, or other tangible asset owned or used by any of the INTOOL Companies immediately prior to the Closing will cease to be owned or available for use by the Target, the INTOOL Subsidiary, or one of the Affiliates of the Buyer that purchases the Transferred Assets, on identical terms and conditions immediately subsequent to the Closing hereunder.

     4.14. INVENTORY.  The inventory of each of the Target and the INTOOL
           ---------
Divisions reflected in the October Financial Statements does not include any items which are obsolete or not useable or salable in the Ordinary Course of Business, except those items the values of which have been written down to net realizable value or with respect to which adequate reserves have been provided for in the October Financial Statements.

     4.15. CONTRACTS.  Section 4.15 of the Disclosure Schedule lists the
           ---------
following contracts and other agreements to which any of the INTOOL Companies is a party:

          4.15.1. any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $50,000 per annum;

          4.15.2. any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a loss to any of the Target, the INTOOL Subsidiary or the INTOOL Divisions in excess of $10,000 or is not in the Ordinary Course of Business, or involve consideration in excess of $250,000;

          4.15.3. any agreement concerning a partnership or joint venture;

          4.15.4. any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $200,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

          4.15.5. any agreement concerning confidentiality entered into outside the Ordinary Course of Business, or non-competition;

          4.16.6. any agreement with any of the Seller and its Affiliates (including the Target, the INTOOL Subsidiary and the INTOOL Divisions) that will not be canceled at Closing;

          4.15.7. any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

          4.15.8. any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $50,000 or providing severance benefits;

          4.15.9. any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

          4.15.10. any agreement outside the Ordinary Course of Business related to any bank account or credit facility, letter of credit, payment or performance bond, or other surety relationship;

          4.15.11. any agreement under which the consequences of a default (including the failure to obtain consent to assignment or a change in control) or termination could have an adverse effect on the business, financial condition, operations or results of operations of the Target, the INTOOL Subsidiary or the INTOOL Divisions;

          4.15.12. any foreign exchange contract; or

          4.15.13. any other agreement (or group of related agreements) the performance of which involves consideration in excess of $200,000 or is not in the Ordinary Course of Business.

    The Seller has made available to the Buyer a correct and complete copy of each written agreement listed in (S)4.15 of the Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions (to the Seller's Knowledge) of each oral agreement referred to in (S)4.15 of the Disclosure Schedule. With respect to each such agreement, to the Seller's
Knowledge: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement. Section 4.15 of the Disclosure Schedule also lists all services provided by the Seller or its Affiliates to the INTOOL Companies.

    4.16. POWERS OF ATTORNEY.  Except as set forth in (S)4.16 of the Disclosure
          ------------------
Schedule, there are no outstanding powers of attorney outside the Ordinary Course of Business executed by or on behalf of any of the Target, the INTOOL Subsidiary or the INTOOL Divisions.

    4.17. INSURANCE.  The Seller has delivered to the Buyer summaries of each
          ---------
insurance policy (including all policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which any of the INTOOL Companies is currently a party, a named insured, or otherwise has beneficial interest. The Seller has made available to the Buyer summaries of insurance policies to which, to the Seller's Knowledge (which for the purposes of this (S)4.17, shall include Mark Carter) any of the Target, the INTOOL Subsidiary or the INTOOL Divisions is a beneficiary by virtue of Dresser Industries, Inc. being a party, a named insured, or a holder of a beneficial interest. With respect to each such insurance policy, to the Seller's Knowledge:
(A) the policy is legal, valid, binding, enforceable, and in full force and effect (subject to applicable bankruptcy, insolvency and similar Laws affecting creditors' rights generally and subject as to enforceability to general principles of equity); (B) except as set forth in (S)4.17 of the Disclosure Schedule, the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby unless canceled pursuant to (S)7.8.1 hereof (subject to applicable bankruptcy, insolvency and similar Laws affecting creditors' rights generally and subject as to enforceability to general principles of equity); (C) no "named insured" to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. Each of the INTOOL Companies has been covered during the past five years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. Section
4.17 of the Disclosure Schedule describes any self-insurance arrangements in effect since July 17, 1992, affecting liability or workers' compensation policies or programs related to any of the INTOOL Companies.

     4.18. LITIGATION.  Section 4.18 of the Disclosure Schedule sets forth each
           ----------
instance in which any of the INTOOL Companies (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or has been informed in writing or, to the Seller's Knowledge, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any Governmental Body. Except for the items described in (S)9.2.4.2, to the Seller's Knowledge, there is no Basis for any action, suit, proceeding, hearing, or investigation which could result in a material adverse change in the business, financial condition, operations or results of operation of the Target, the INTOOL Subsidiary or the INTOOL Divisions.

     4.19. PRODUCT WARRANTY.   To the Seller's Knowledge, there are no defects
           ----------------
in the products or parts sold by the INTOOL Companies which could result in the failure of any such products or parts to satisfy the warranty applicable to their sale. No product manufactured, sold, leased, or delivered by any of the INTOOL Companies is subject to any guaranty, warranty, or other indemnity beyond the standard terms and conditions of sale or lease applicable to such sale or lease. Section 4.19 of the Disclosure Schedule includes copies of the standard terms and conditions of sale or lease for each of the Target and the INTOOL Divisions (containing applicable guaranty, warranty, and indemnity provisions).

     4.20. PRODUCT LIABILITY.  Except as set forth in Schedules 4.18 and 4.20,
           -----------------
to the knowledge of Thomas R. Hurst, neither the Target nor any INTOOL Division has any Liability or Environmental Liability for personal injuries (including death) resulting from the use of products manufactured or sold by the Target and the INTOOL Divisions which, due to defects in materials and workmanship, failed to function in conformity with applicable contractual commitments, including express warranties (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against any of the INTOOL Companies giving rise to any such Liability or Environmental Liability). For purposes of this Section 4.20, the definition of "Liability" in Section 1.51 shall be deemed to omit the words "whether known or unknown" from the parenthetical therein.

     4.21. EMPLOYEES.  To the Knowledge of the Seller, no executive, key
           ---------
employee, or group of employees has given written notice to terminate employment with any of the INTOOL

Companies, within 60 days after the Closing Date. Except as set forth in (S)4.21 of the Disclosure Schedule, none of the INTOOL Companies is a party to or bound by any collective bargaining agreement, nor in the last three years has any of them experienced any strikes, material grievances, claims of unfair labor practices, or other collective bargaining disputes. Within the last three years, none of the INTOOL Companies has committed any unfair labor practice in violation of Law nor is any INTOOL Company currently under any order or judgment of a Governmental Body to remedy an unfair labor practice. The Seller has no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Target or the INTOOL Divisions.

    4.22. EMPLOYEE BENEFITS.
          -----------------

          4.22.1. Section 4.22 of the Disclosure Schedule lists each Employee Benefit Plan.

                  4.22.1.1. Each Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable Laws.

                  4.22.1.2. All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, PBGC-1's, and Summary Plan Descriptions) have been filed or distributed with respect to each Employee Benefit Plan. To the extent applicable, the requirements of Part 6 of Subtitle B of Title I of ERISA and (S)4980B of the Code have been met with respect to each Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                  4.22.1.3. All premiums or other payments for all periods ending on or before the Closing Date have been paid or accrued with respect to each Employee Benefit Plan that is an Employee Welfare Benefit Plan.

                  4.22.1.4. The terms of all Employee Benefit Plans that are Employee Pension Benefit Plans intended to qualify under (S)401(a) of the Code
(i) have been determined by the Internal Revenue Service to qualify under
(S)401(a) of the Code, or (ii) have not had the applicable remedial amendment periods under (S)401(b) of the Code expire prior to the Closing Date. The Seller has no Knowledge of any event or circumstance that could reasonably be expected to cause the Internal Revenue Service to disqualify any Employee Pension Benefit Plan.

                  4.22.1.5. No Employee Benefit Plan which is an Employee Pension Benefit Plan had an accumulated funding deficiency as defined in (S)302 of ERISA and (S)412 of the Code, whether or not waived, as of the last day of the most recent fiscal year of the Employee Pension Benefit Plan ending on or prior to the Closing Date.

                  4.22.1.6. The Seller has delivered to the Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan for which the Buyer (or its Affiliates that purchase assets of the INTOOL Divisions) has Liability.

                    4.22.1.7. To the Seller's Knowledge, the Global Industrial Technologies, Inc. Deferred Saving Plan offered by the Target to its hourly employees in Houston, Texas, and Cleveland, Ohio, is voluntarily offered by the Target, is not part of a negotiated collective bargaining agreement and may be withdrawn at any time by the Target.

          4.22.2. With respect to each Employee Benefit Plan that any of the INTOOL Companies and the controlled group of corporations (determined in accordance with (S)414 of the Code) which includes the INTOOL Companies maintains or ever has maintained or to which any of them contributes, ever has contributed, or ever has been required to contribute and with respect to the period of time for which any applicable statute of limitation is still in effect on the Closing Date:

                    4.22.2.1. The PBGC has not instituted proceedings to terminate any Employee Pension Benefit Plan that is maintained or contributed to by any INTOOL Company or any entity that is treated as a single employer with any INTOOL Company under (S)414 of the Code and no condition exists that presents a material risk that such proceedings will be instituted. During the period for which any applicable statute of limitations is still in effect on the Closing Date, no "reportable event" within the meaning of (S)4043(c) of ERISA with respect to which the 30-day notice requirement has not been waived by the PBGC has occurred with respect to any Employee Benefit Plan that is an Employee Pension Benefit Plan.

                    4.22.2.2. To the Knowledge of the Seller, no Person has engaged in a transaction that could reasonably be expected to result in the imposition upon any of the INTOOL Companies (or upon any Person with respect to which any of the INTOOL Companies is, or may be required to, indemnify) of a civil penalty under (S)409 or (S)502(i) of ERISA or a tax under (S)4975 of the Code with respect to any Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of the Seller, threatened. The Seller has no Knowledge of any Basis for any such action, suit, proceeding, hearing, or investigation.

                    4.22.2.3. None of the INTOOL Companies has incurred, and the Seller has no reason to expect that any of the INTOOL Companies will incur, any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan.

          4.22.3. None of the INTOOL Companies or any Person that is treated as a single employer together with any INTOOL Company under (S)414 of the Code has, during the six year period ending on the Closing Date, ever maintained, had an obligation to contribute to, contributed to, or incurred any Liability with respect to a plan that is both a multiemployer plan (as defined in (S)3(37) of ERISA) and a pension benefit plan (as defined in (S)3(2) of ERISA) or a plan described in (S)4063(a) of ERISA.

            4.22.4. Section 4.22.4 of the Disclosure Schedule is a true, correct and complete list of the name, date of birth, date of employment commencement and salary or wage rate of each employee of the INTOOL Divisions.

     4.23.  GUARANTIES.  Except as set forth in (S)4.23 of the Disclosure
            ----------
Schedule, none of the INTOOL Companies is a guarantor or otherwise is liable for any Liability or obligation (including indebtedness) of any other Person outside the Ordinary Course of Business.

     4.24.  ENVIRONMENT, HEALTH AND SAFETY.
            ------------------------------

            4.24.1. Each of the INTOOL Companies is in compliance with all applicable Environmental, Health and Safety Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply. Without limiting the generality of the preceding sentence, to the Seller's Knowledge, except as set forth in (S)4.24.1 of the Disclosure Schedule, since July 17, 1992, each of the INTOOL Companies has obtained and been in compliance with all of the terms and conditions of all Permits which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all applicable Environmental, Health and Safety Laws.

            4.24.2. None of the INTOOL Companies has any Environmental Liability, and none of the INTOOL Companies has handled, Discharged or Disposed of any Regulated Material, arranged for the Discharge or Disposal of any Regulated Material, exposed any employee or other individual to any Regulated Material or condition, or owned, leased, operated or used any on-site or off-site property or facility in any manner that could, to the Seller's Knowledge, except as set forth in (S)4.24.2 of the Disclosure Schedule, form the Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice against any of the INTOOL Companies giving rise to any Environmental Liability.

            4.24.3. Except as set forth in (S)4.24.3 of the Disclosure Schedule, there is no material Environmental Liability for any real property owned, leased, operated or used by the Target, the INTOOL Subsidiary or the INTOOL Divisions at any time or for any condition of such real property, or any operating fact, action or event at such real property.

     4.25.  NO SENSITIVE TRANSACTIONS.  To the Seller's Knowledge, none of the
            -------------------------
INTOOL Companies or any of their respective officers, employees, agents, or other Persons acting on behalf of any INTOOL Company has directly or indirectly used funds or other assets for (a) contributions, gifts, entertainments, or other expenses relating to political activity other than as specifically permitted by applicable written Law; (b) payments to or for the benefit of any officials or employees of any Governmental Body, either foreign or domestic, other than payments required by applicable written Law; or (c) establishment or maintenance of a secret or unrecorded fund or account. To the Seller's Knowledge, there have been no false, fictitious or materially misleading entries made in the books or records of the INTOOL Companies.

     4.26.  BANK ACCOUNTS.  Section 4.26 of the Disclosure Schedule contains a
            -------------
true and correct list of all bank accounts and lock boxes used by, held by or in the name of the Target, the INTOOL Subsidiary or any INTOOL Division.


5.   TAX MATTERS.
     -----------

     5.1    REPRESENTATIONS REGARDING TAX MATTERS.  The Seller represents and
            -------------------------------------
warrants that the statements contained in this (S)5.1 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this (S)5.1), except as set forth in (S)5.1 of the Disclosure Schedule.

            5.1.1. All material Tax Returns required to be filed on or prior to the Closing Date by or on behalf of the INTOOL Companies have been filed in accordance with all applicable Laws, and all Taxes owed by the INTOOL Companies which are due and payable on or before the Closing Date (whether or not shown to be due on such Tax Returns) have been or will be paid prior to the Closing Date. Such Tax Returns are true, correct and complete in all material respects. There are no pending claims by any Governmental Body in a jurisdiction where Tax Returns are not filed by or on behalf of the INTOOL Companies that Tax Returns should have been so filed.

            5.1.2. No deficiency or adjustment in respect of any Taxes claimed by any Governmental Body against the INTOOL Companies remains unpaid and no claim or assessment for any such deficiency or adjustment is pending except for Taxes being contested in good faith as set forth in (S)5.1.2 of the Disclosure Schedule.

            5.1.3. There are no Encumbrances on any of the assets of the INTOOL Companies that arose in connection with any failure (or alleged failure) to pay any Taxes other than for Taxes which are not yet delinquent.

            5.1.4. Effective as of the Closing Date, all tax-sharing agreements or similar arrangements involving Taxes among the INTOOL Companies, on the one hand, and the Seller and its Affiliates (including the Target, the INTOOL Subsidiary and the INTOOL Divisions), on the other hand, will be terminated.

            5.1.5. Except as set forth in (S)5.1.5 of the Disclosure Schedule, the INTOOL Companies have established adequate accruals and reserves on the Financial Statements and the Peg Net Asset Statement for Taxes of the INTOOL Companies relating to periods (or portions thereof) covered thereby, and have or will establish adequate accruals and reserves for Taxes relating to subsequent periods through the Closing, and such accruals and reserves for deferred foreign Taxes are in accordance with generally accepted accounting principles in the respective country of incorporation.

          5.1.6. Except as set forth in (S)5.1.6 of the Disclosure Schedule, none of the INTOOL Companies is currently under examination by the Internal Revenue Service or any Governmental Body with respect to Taxes. None of the INTOOL Companies is currently under audit by any Governmental Body, nor has any INTOOL Company received notice of a proposed audit from any Governmental Body. No waivers of statute of limitations governing any Taxes have been given to or requested by any Governmental Body with respect to any of the INTOOL Companies.

          5.1.7. There is no current dispute or claim concerning any Liability relating to Taxes of any of the INTOOL Companies which was claimed or raised by any Governmental Body in writing.

          5.1.8. Section 5.1.8 of the Disclosure Schedule lists all federal, state, local and foreign income, franchise, and sales Tax Returns filed with respect to the Target, the INTOOL Subsidiary and the INTOOL Divisions for taxable periods ended on or after December 31, 1994. The Seller has made available to the Buyer correct and complete copies of all federal and state income and franchise Tax Returns for taxable periods ended on or after December 31, 1994 (with respect to consolidated, combined or unitary or similar Tax Returns, the Seller has made available only the portion of such Tax Returns related to the INTOOL Divisions).

     5.2  TAX INDEMNITY.
          -------------

          5.2.1. The Seller agrees to defend, indemnify and hold each member of Buyer's Indemnified Group harmless from and against the entirety of any Adverse Consequences that any of Buyer's Indemnified Group may suffer resulting from, arising out of or relating to: (i) any Taxes relating to the INTOOL Companies for any taxable period ending on or before the Closing Date, but only to the extent such Taxes exceed the reserve or accrual for Taxes included in the Final Closing Net Asset Statement (provided that in the event that the Adverse Consequences suffered by Buyer's Indemnified Group with respect to such taxable periods ending on or before the Closing Date exceed the total amount reserved or accrued for Taxes in the Final Closing Net Asset Statement, then Buyer's Indemnified Group may exercise all rights and remedies available to it under this (S)5.2, even if the particular Tax for which Buyer's Indemnified Group seeks indemnification is not in excess of the amount reserved or accrued for such particular Tax on the Final Closing Net Asset Statement, and provided further that the Seller shall have no Liability for any Taxes of the INTOOL Companies that arise as a result of any actions taken, or caused to be taken, by the Buyer after the Closing but on the Closing Date (subject to (ii) immediately following this subparagraph (i))), and (ii) any income, franchise or similar taxes arising as a result of any election under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended, or any comparable or resulting election under state law filed by both the Buyer and the Seller. The Seller shall be entitled to all refunds of Taxes relating to the INTOOL Companies for all periods ending on or before the Closing Date.

          5.2.2. Any Liability for or refund of Taxes for a taxable period beginning before the Closing Date and ending after the Closing Date (a "STRADDLE PERIOD") with respect to the INTOOL Companies shall be apportioned between the Seller and the Buyer based on the actual operations of the INTOOL Companies during that portion of such period ending on the Closing Date (the "PRE-CLOSING STRADDLE PERIOD") and the portion of such period beginning on the date following the Closing Date (the "POST-CLOSING STRADDLE PERIOD"). For purposes of Sections 5.2.1, 5.2.2. 5.2.3, 5.2.4, and 5.5, each of such periods shall be deemed to be a separate taxable period. Real estate taxes and personal property taxes shall be prorated on a per diem basis.

          5.2.3. The Seller agrees to defend, indemnify and hold harmless each member of Buyer's Indemnified Group from and against the entirety of any Adverse Consequences that any of Buyer's Indemnified Group may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability of any of the Target, the INTOOL Subsidiary, and the Buyer's Affiliates with regard to the INTOOL Divisions for the unpaid Taxes of any Person (other than Buyer and its Affiliates) under Treas. Reg. (S)1.1502-6 (or any similar provision of Law), as a transferee or successor, by contract, or otherwise, for any taxable period ending on or before the Closing Date, or for any transferee liability imposed upon the Buyer or its Affiliates under Treas. Reg. 1.1502-6 for unpaid Taxes of the Seller or its Affiliates, for periods after the Closing Date.

          5.2.4. The Buyer shall be liable for, and shall indemnify, defend and hold harmless Seller's Indemnified Group from and against (i) any Taxes relating to the Target, the INTOOL Subsidiary and the INTOOL Divisions for any Taxable period beginning after the Closing Date and (ii) any Taxes relating to the INTOOL Companies for any Taxable period ending on or before the Closing Date but only to the extent such Taxes are included in a reserve or accrual for Taxes included in the Final Closing Net Asset Statement. The Buyer shall be entitled to all refunds of Taxes relating to the INTOOL Companies for all periods ending after the Closing Date.

          5.2.5. Each of the Tax indemnifications contained herein shall survive the Closing and shall remain in full force and effect until the applicable statute of limitations has expired with respect to each of the Taxes.

     5.3  TAX RETURN FILINGS FOR STRADDLE PERIODS.
          ---------------------------------------

          5.3.1. Anything herein to the contrary notwithstanding, the Buyer shall prepare (in a manner consistent with prior practice unless the Buyer and the Seller conclude that there is no reasonable basis for any such position or that a change is necessary to comply with a change in the Law enacted since the prior filing date) and file all Straddle Period Tax Returns and shall pay all Taxes due with respect to the Target; provided, however, that the Seller shall pay the Buyer the amount of Taxes calculated as due for the Pre-Closing Straddle Period to the extent that they exceed the reserve or accrual for Taxes which is included in the Final Closing Net Asset Statement.

          5.3.2. At least thirty days prior to the due date for the payment of Taxes for a Straddle Period, the Buyer shall present the Seller with a schedule detailing its computation of Taxes of the Target for the applicable Straddle Period together with a copy of the relevant Tax Return and any supporting documentation reasonably requested by the Seller. The Seller shall have twenty days to review and approve such computation and to object to any of the Buyer's computations. In the event that the Seller does not dispute the Buyer's calculations, at least ten days before the applicable Tax Return is due, the Seller shall pay the Buyer the amount of the Straddle Period Tax as computed by the Buyer except that the Seller shall have no Liability to pay such Pre-Closing Straddle Period Tax to the extent that a Liability in respect of such Taxes is included in the Final Closing Net Asset Statement. In making the computation, the Seller shall receive full credit for any estimated tax payments or other prepayments or credits against Taxes made by the Seller or its Affiliates (including the Target, the INTOOL Subsidiary and the INTOOL Divisions) on or before the Closing Date. If the Seller disputes the Buyer's computation of the Straddle Period Tax, the Buyer shall pay the disputed amount of Taxes, in the first instance. Whether any such disputed amount was in fact due from the Seller shall be resolved by the Accounting Arbitrator in accordance with the procedures set out in (S)2.5.5 which shall be deemed modified as necessary to accommodate the resolution of the dispute between the Buyer and the Seller. If upon such resolution it is determined that any of such disputed amount was payable to the Buyer, then the Seller shall pay to the Buyer such amount, plus interest at the Interest Rate.

          5.3.3. Anything herein to the contrary notwithstanding, the Buyer shall provide the Seller with a copy of the INTOOL Subsidiary's Tax Return prepared and filed by the sole third party shareholder of the INTOOL Subsidiary. The Buyer shall pay the sole third party shareholder one-half of the Taxes due with respect to the INTOOL Subsidiary; provided, however, that the Seller shall pay the Buyer the amount of Taxes calculated as due for the Pre-Closing Straddle Period to the extent that they exceed the reserve or accrual for such Taxes which is included in the Final Closing Net Asset Statement.

     5.4  SECTION 338 ELECTIONS.  If requested by the Buyer, the Buyer and the
          ---------------------
Seller shall join in an election to have the provisions of (S)338(h)(10) of the Internal Revenue Code and similar provisions of state law ("SECTION 338 ELECTIONS") apply to the acquisition of the Target and, where permitted by law, the INTOOL Subsidiary. The Buyer shall be responsible for and control the preparation and filing of such elections, provided that the Seller shall be entitled to review and approve such election. The allocation of the Purchase Price among the assets of the Target, the INTOOL Subsidiary, the INTOOL Divisions, and the Intellectual Property of the Business held by the Seller or its Affiliates, shall be as set forth on Schedule 5.4 hereto. Any changes in the Purchase Price resulting from the Purchase Price Adjustment shall be allocated among the assets of the Target, the INTOOL Subsidiary and the INTOOL Divisions on a prorated basis, unless readily allocable to a particular asset or as otherwise required by Law. Subject to the Seller's right to review and approve, the Seller shall execute and deliver to the Buyer such documents or forms (including Section 338 Forms, as defined below) as the Buyer shall reasonably request or as are required by applicable Law for an effective Section 338 Election. In the event that the Seller does not approve the Buyer's Section 338 Forms, the Buyer and the Seller shall use their best efforts to reach agreement on changes to such Forms. If such an agreement cannot be reached, the Buyer and the Seller shall nevertheless execute and submit the Section 338 Forms, provided that the Forms shall be silent on the allocation of the Purchase Price or other items on which agreement cannot be reached. "Section 338 Forms" shall mean all returns, documents, statements, and other forms that are required to be submitted to any federal, state, county or other local taxing authority in connection with a Section 338 Election, including, without limitation, any

"statement of Section 338 Election" and IRS Form 8023 (together with any schedules or attachments thereto) that are required pursuant to Treasury Regulations.

     5.5  TAX RETURN FILINGS FOR PRE-CLOSING PERIODS.  The Seller shall prepare
          ------------------------------------------
and submit to the Buyer, together with a check in payment of all Taxes shown as due thereon (reduced to the extent a reserve or accrual in respect of such Taxes was included on the Final Closing Net Asset Statement) for its review and approval not later than 30 days prior to the due date for the filing thereof, all income Tax Returns for the Target and the INTOOL Subsidiary that are required to be filed by the Target or the INTOOL Company on a separate basis after the Closing Date for any taxable period ending on or before the Closing Date. Such Tax Returns shall be on a basis consistent with the last previous Tax Returns filed or prepared in respect of the Target and the INTOOL Subsidiary, unless the Seller and the Buyer conclude that there is no reasonable basis for such position or that such change is necessary to comply with a change in the Law enacted since the prior filing date. After reviewing such Tax Returns, the Buyer shall promptly file each such Tax Return and pay all Taxes shown as due thereon, and the Buyer shall send the Seller copies of documentation showing such filing and payment. To the extent that the Target or the INTOOL Subsidiary is required to file a Tax Return for a Pre-Closing Straddle Period which is part of a consolidated, combined, unitary or similar Tax Return which includes the Seller or any Affiliates of the Seller, the Seller shall prepare and submit to the Buyer not later than 30 days prior to the due date for the filing thereof, a calculation of the Tax Liability of the Target and the INTOOL Subsidiary which are included therein. After reviewing such computation, the Buyer shall pay to the Seller the amount of the Taxes reflected in such computation, but such payment shall not exceed the amount reflected as a reserve for such Taxes which was included in the Final Closing Net Asset Statement.

     5.6  WAGE REPORTING.  Pursuant to the alternative procedure prescribed by
          --------------
Section 5 of Revenue Procedure 96-60, at the Buyer's option: (i) the Buyer will assume the Seller's entire obligation to prepare, file and furnish Forms W-2 for the year ended December 31, 1998, with respect to such employees, (ii) the Seller and its Affiliates shall be relieved of any obligation to provide Forms W-2 to such persons for such year, and (iii) the Seller and the Buyer will work in good faith to adopt similar procedures under applicable state or local Laws. The Parties shall cooperate with each other in preparing filings and forms relating to these procedures, and the Seller shall provide the Buyer with any information in the Seller's possession which the Buyer needs to satisfy its obligations under this Section.

     5.7  COOPERATION AND EXCHANGE OF INFORMATION.
          ---------------------------------------

          5.7.1. The Seller and the Buyer shall each (i) provide the other Party with such information and assistance as may be reasonably requested by the other party in connection with the preparation and filing of any Tax Returns (including the Buyer's completion of the Seller's federal, state and foreign tax information packages prepared in a manner consistent with the packages customarily prepared for periods ending prior to the Closing), any audit or examination by any taxing authority, any judicial or administrative proceeding, or any other reasonable business purpose relating to Liability for Taxes with respect to the INTOOL Companies; (ii) retain for the applicable statute of limitations period (including any extensions) such material records or information as may be relevant to such Tax Returns, audits, examinations or proceedings; (iii) provide the other Party with reasonable access to, and allow the other Party to make copies of such records or information, and prior to disposing of any such records or information allow the other Party the right to obtain the originals of such records or information; and (iv) provide the other Party with a copy of any final determination of any audit, examination or proceeding that affects the amount required to be shown on any Tax Return of the other Party for any period.

          5.7.2 In the case of any audit, examination or other proceeding with respect to Taxes ("TAX PROCEEDING") for which the Seller is or may be liable pursuant to this Agreement, the Buyer shall promptly notify the Seller, and the Seller, at the Seller's expense, shall have the exclusive right to control the conduct and resolution of such Tax Proceeding; provided, however, the Seller shall consult with the Buyer with respect to the resolution of any issue relating to or which reasonably could be expected to adversely affect a Post-Closing Straddle Period or other Tax period beginning after Closing and the Seller shall not settle or cause to be settled any issue, or file any amended return relating to such issues, without the prior written consent of the Buyer which consent shall not be unreasonably withheld. Except as set forth in the preceding sentence, the Buyer shall have the right, at its expense, to control the conduct and resolution of any Tax Proceedings relating to any Taxes for any taxable period ending after the Closing Date with respect to the INTOOL Companies; provided, however, the Buyer shall consult with the Seller with respect to the resolution of any issue relating to or which could affect a Straddle Period and the Buyer shall not settle or cause to be settled any such issue, or file any amended return relating to any such issue, without the prior written consent of the Seller, which consent shall not be unreasonably withheld.

     5.8  NO CARRYBACKS. To the extent permitted by Law, the Buyer shall cause
          -------------
the INTOOL Divisions to elect not to carry back any net operating losses or other Tax attributes to Tax periods ending before the Closing Date.

     5.9  CONTROLLING LANGUAGE.  In the event of a conflict between (S)5 and any
          --------------------
other provision of this Agreement, the appropriate provision of (S)5 shall control.


6.   PRE-CLOSING COVENANTS.  The Parties agree as follows with respect to the
     ---------------------
period between the execution of this Agreement and the Closing.

     6.1  GENERAL.  Each of the Parties will use its reasonable best efforts to
          -------
take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in (S)8 below).

     6.2  NOTICES AND CONSENTS. The Seller will cause each of the INTOOL
          --------------------
Companies to give any notices to third parties, and will cause each of the INTOOL Companies to use its best efforts to obtain any third-party consents referred to in (S)4.3 above (including the consent of (i) lessors of Leased Real Property, (ii) vendors or licensors of computer hardware or software, respectively, and (iii) General Motors and Black & Decker). Each of the Parties will (and the

Seller will cause each of the INTOOL Companies to) give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of Governmental Bodies in connection with the matters referred to in (S)3.1.2, (S)3.2.2, (S)3.3.2, (S)3.4.2 and (S)4.3 above. The Seller shall also use best efforts to (i) notify the Texas Natural Resources Conservation Commission of (a) the change in ownership of the real property described in
Exhibit 6.9.2, and (b) the Seller's retention of Liability with respect to that real property and (ii) modify the existing Voluntary Cleanup Program application to list the Seller (or its Affiliate) as sole applicant, and modify the existing Voluntary Cleanup Agreement to substitute the Seller (or its Affiliate) for the Target as the party contracting with the Texas Natural Resources Conservation Commission, and provide the Buyer with copies of the modified application and modified agreement.

          6.2.1.   HSR. Cooper and Global have filed their respective Hart-
                   ---
Scott- Rodino Premerger Notification and Report Forms with the Department of Justice and the Federal Trade Commission on February 3, 1998. The Seller and the Buyer shall each promptly make all further filings or submissions as are required under the Hart-Scott-Rodino Act in order that the Seller and Buyer may consummate the transactions contemplated by this Agreement. The Seller and the Buyer shall each furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission which is necessary under the Hart-Scott-Rodino Act. The Seller and the Buyer shall each keep the other appraised of the status of any communications with an any inquiries or requests for additional information made by any Governmental Body and shall comply promptly with any such informational inquiry or request. The Parties shall, upon the request of either the Federal Trade Commission or the Department of Justice, or any other Governmental Body, supply such agency with any additional requested information as expeditiously as is possible, and shall use their good faith reasonable best efforts to cause the satisfaction or termination of the applicable waiting period under the Hart-Scott-Rodino Act or any extension thereof.

          6.2.2.   BUNDESKARTELLANT.  Cooper has filed a notification to the
                   ----------------
Bundeskartellant (Cartel Office of Germany). Each of the Seller and the Buyer shall (and shall cause its Affiliates to) promptly make all further submissions and related information as are required by the Bundeskartellant in order that the Seller and Buyer may consummate the transactions contemplated by this Agreement and use their good faith reasonable best efforts to cause the satisfaction or termination of the applicable waiting period. The Seller and the Buyer shall each furnish to the other such necessary information and reasonable assistance as the other may request in connection with such submissions and related information. The Parties agree that if the Closing is scheduled to proceed, but for the satisfaction of the condition in this Section
6.2.2 with respect to the Bundeskartellant, the Closing shall proceed; provided, however, that the transactions contemplated under the Asset Transfer Agreement with respect to INTOOL International GmbH shall not be consummated until such condition is satisfied. If such condition is not satisfied prior to May 31, 1998, the Preliminary and Final Closing Net Asset Statements shall be adjusted to remove the associated assets and Liabilities for INTOOL International GmbH.

     6.3  OPERATION OF BUSINESS. The Seller will not cause or permit any of the
          ---------------------
Target or the INTOOL Divisions, and shall not cause the INTOOL Subsidiary, to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, the Seller will not cause or permit
(i) any of the Target or the INTOOL Subsidiary to declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock, except as expressly permitted herein, (ii) any of the Target or the INTOOL Divisions to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business the primary purpose or effect of which will be to generate or preserve Cash, or (iii) any of the Target or the INTOOL Divisions, or cause the INTOOL Subsidiary, to otherwise engage in any practice, take any action, or enter into any transaction of the sort described in (S)4.8 above.

     6.4  PRESERVATION OF BUSINESS. The Seller will cause each of the Target and
          ------------------------
the INTOOL Divisions, and shall use its best efforts to cause the INTOOL Subsidiary, to take such actions as may be required in the Ordinary Course of Business, to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

     6.5  FULL ACCESS.  The Seller will permit, and the Seller will cause the
          -----------
Target and the INTOOL Divisions, and shall use its best efforts to cause the INTOOL Subsidiary, to permit, representatives of the Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Target, the INTOOL Subsidiary or the INTOOL Divisions, to all premises, properties, personnel, books, records (including Tax and Employee Benefit Plan records), contracts, and documents of or pertaining to each of the INTOOL Companies, subject to the terms of any confidentiality agreement between any third party and the Target, the INTOOL Subsidiary or the INTOOL Divisions, respectively.

     6.6  NOTICE OF DEVELOPMENTS.  The Seller will give prompt written notice to
          ----------------------
the Buyer of any development causing a breach of any of the representations and warranties in (S)4 or (S)5 above. Each Party will give prompt written notice to the others of any development causing a breach of any of its own representations and warranties in (S)3 above. Subject to (S)10.1.2, any such disclosure made prior to Closing shall be deemed to supplement and/or amend the Disclosure
Schedule if, had the subject matter of the disclosure been existing on the date of this Agreement, such disclosure would have been required to be set forth or described in the Disclosure Schedule.

     6.7  EXCLUSIVITY.  Global shall not and shall direct management of its
          -----------
Affiliates (including the Target, the INTOOL Subsidiary and the INTOOL Divisions) not to, directly or indirectly, solicit, invite or encourage any other proposal or agreement for the sale of the Business, or substantially all of the Business (whether through direct purchase, merger or consolidation or other business combination), or offer the Business or substantially all of the Business or assets of the Business for sale, except for the sale of assets in the Ordinary Course of Business; provided, however, that Global may (i) upon the request of a third party (who makes an unsolicited, bona fide proposal regarding an alternative transaction involving such third party, the INTOOL Companies and Global and who executes a confidentiality agreement with Global and the Target in customary form), furnish information or data (including without limitation confidential information or data) relating to the INTOOL Companies, (ii) participate in negotiations or have substantive discussions with such third party, and (iii) consummate such alternative transaction with such third party to the extent that the Board of Directors of Global determines in good faith, after consultation with and upon advice of counsel, that the action in each of (i),
(ii) or (iii), as applicable, is required in order for the Board of Directors to act in a manner that is consistent with its fiduciary obligations under applicable law. The Seller shall promptly advise the Buyer of any such request or proposal that Global or any of its Affiliates (including the Target, the INTOOL Subsidiary and the INTOOL Divisions) may receive, including the terms thereof, and give the Buyer the opportunity to counter such request or proposal and amend this Agreement. The Seller agrees not to disclose the terms of this Agreement to any third party.

     6.8  OWNED REAL PROPERTY.
          -------------------

          6.8.1. With respect to the Owned Real Property, the Buyer may procure, at its own expense, such policies of title insurance and surveys as it deems necessary, provided that the Seller shall, at its sole expense, cure all Encumbrances (except permitted encumbrances) evidenced by the title commitments issued in connection with such title policies. The phrase "permitted encumbrances" means: (i) imperfections of title or Encumbrances which individually or in the aggregate do not materially detract from the value of the property subject thereto, or materially impair the use of such property as presently used in the Business, and (ii) zoning and similar restrictions provided the existing buildings and other improvements located on the Owned Real Property and the use thereof in their existing manner in the Business do not violate any of the same.

          6.8.2. At Closing, the Seller or its applicable Affiliate shall execute and deliver to the Buyer or its Affiliates an assignment of lease for the real property leases related to the INTOOL Divisions, if requested by the Buyer.

     6.9  OTHER MATTERS.
          -------------

          6.9.1. The Seller shall cause the Target to (i) remove all roofing material debris from the Leased Real Property in Cleveland, Ohio, and (ii) remove certain drums containing waste material designated by the Buyer, from the Owned Real Property located in Houston, Texas.

          6.9.2. The Seller shall cause the Target to convey the approximately nine and one-half acres described on Exhibit 6.9.2 attached hereto, to the Seller or an Affiliate of the Seller by quit claim deed, and the Seller shall record such deed. In the event the survey being procured by the Buyer and describing such acreage is not available on or prior to the date of this Agreement, the Buyer shall provide the Seller with the description of such acreage, as soon as reasonably practical after the date of this Agreement, and in no such event one day prior to the Closing Date.

          6.9.3. The Seller shall, or shall cause its Affiliates to, cause any banks holding bank accounts not being transferred to the Buyer or its Affiliates pursuant to this Agreement or the Other Agreements to detach from such accounts any lock boxes used exclusively by the Target, the INTOOL Subsidiary or the INTOOL Divisions.

          6.9.4. The Seller and the Buyer shall use best efforts to agree upon the form of a letter to be forwarded to and executed by Dresser Industries, Inc. (the "DRESSER LETTER"), pursuant to which Dresser Industries, Inc. consents to or acknowledges (without objection to) the assignment of certain rights and assets to Cooper and its Affiliates, pursuant to this Agreement, which rights and assets were originally assigned to Global and its Affiliates in the Distribution Agreement dated as of July 17, 1992, between Dresser Industries, Inc. and Harbison-Walker Refractories Company.


7.   POST-CLOSING COVENANTS.  The Parties agree as follows with respect to the
     ----------------------
period following the Closing.

     7.1  GENERAL. The Seller acknowledges and agrees that from and after the
          -------
Closing, the Buyer will be entitled to possession of all documents, books, records (including Tax and Employee Benefit Plan records), agreements, and financial data of any sort relating to the INTOOL Companies. The Buyer will permit, and the Buyer will cause the Target and each Affiliate of the Buyer that purchases assets of the INTOOL Divisions to permit, representatives of the Seller to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Target and such Affiliates, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to each of the Target and the INTOOL Divisions, to the extent the Seller has retained the Liability related to the matter to which the Seller desires access.

     7.2  LITIGATION SUPPORT.  In the event and for so long as any Party is
          ------------------
actively pursuing insurance coverage (although not necessarily through litigation) or is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, transaction, or product manufactured or sold on or prior to the Closing Date involving any of the INTOOL Companies, each of the other Parties will cooperate with it and its counsel in the pursuit, contest or defense, make available their personnel (including Tom Hurst and Bruce Fowler), and provide such testimony and access to their books and records as shall be necessary in connection with the pursuit, contest or defense, all at the sole cost and expense of the pursuing, contesting or defending Party (unless the pursuing, contesting or defending Party is entitled to indemnification therefor under (S)9 below).

     7.3  TRANSITION.  Neither the Seller nor any of its Affiliates will take
          ----------
any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of any of the Target, the INTOOL Subsidiary or the INTOOL Divisions from maintaining the same business relationships with such persons after the Closing as it maintained with them prior to the Closing. The Seller will refer all customer inquiries relating to the businesses of the Target, the INTOOL Subsidiary or the INTOOL Divisions to the Buyer from and after the Closing.

     7.4  CONFIDENTIALITY.  The Seller and its Affiliates will treat and hold as
          ---------------
such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in its possession. The term "Confidential Information" does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by the Sellers, its Affiliates, or their respective representatives or (ii) becomes available to the Seller or its Affiliates on a non-confidential basis from a source other than the Buyer or its Affiliates, provided that such source is not bound by a confidentiality agreement from transmitting the information to third parties. In the event that the Seller or any of its Affiliates is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, the Seller will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this (S)7.4. If, in the absence of a protective order or the receipt of a waiver hereunder, the Seller or any of its Affiliates is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, then the Seller or such Affiliate may disclose the Confidential Information to the tribunal; provided, however, that the Seller shall use its best efforts to obtain an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate.

     7.5  COVENANT NOT TO COMPETE.  For a period of five years from and after
          -----------------------
the Closing Date, the Seller will not (and the Seller will cause its Affiliates not to) engage directly or indirectly in any business that any of the Target, the INTOOL Subsidiary or the INTOOL Divisions conducts as of the Closing Date (or conducted within three years prior thereto) in any geographic area in which any of the Target, the INTOOL Subsidiary or the INTOOL Divisions conducts that business within three years of the Closing Date; provided, however, that (i) ownership of less than 1% of the outstanding stock of any publicly traded corporation shall not be deemed to engage solely by reason thereof in any of its businesses and (ii) in the event that the condition described in (S)6.2.2 is not satisfied, then the Seller, through INTOOL International GmbH, shall have the right to sell the assets of INTOOL International GmbH related to the Business to a third party or parties, for a period of one year after the Closing. If the final judgment of a court of competent jurisdiction declares that any term or provision of this (S)7.5 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

     7.6  NON-SOLICITATION.  For two years immediately after the Closing, the
          ----------------
Seller shall not (and the Seller shall cause its Affiliates not to) directly or indirectly solicit for employment the employees of the Target and the INTOOL Divisions as of the Closing Date, without the prior written consent of the Buyer, provided however, that nothing herein shall limit the right of the

Seller to hire employees of the Target or the INTOOL Divisions who independently seek or inquire about employment. Notwithstanding the preceding, in the event that a sufficient number of employees, or a key employee or key employees, independently seek or inquire about employment with the Seller or its Affiliates and are subsequently hired by the Seller or its Affiliates, and such hiring, in the Buyer's reasonable opinion, materially impacts the Buyer or its Affiliates, then the Buyer shall notify the Seller of this impact and the Seller shall, for the remainder of the two year term, cease to hire any additional employees of the Target or the INTOOL Divisions as of the Closing Date.


     7.7  BUY BACK OF CERTAIN RECEIVABLES.    After the Closing, the Buyer
          -------------------------------
agrees to use its normal and customary collection procedures (excluding institution of litigation or the release of any debtor) as in effect on the Closing Date, to collect the accounts receivable of the Target, the INTOOL Subsidiary and the INTOOL Divisions existing on the Closing Date and reflected on the Final Closing Net Asset Statement. The Buyer may, no later than 210 days after the Closing Date, assign to the Seller any of the accounts receivable balances of the Target, the INTOOL Subsidiary or the INTOOL Divisions included in the Final Closing Net Asset Statement which, on the 180th day following Closing Date, have not been collected in cash in the full amount. In such event, (i) the Seller shall pay the Buyer, in cash, within 15 days of the notice of such assignment, the account receivable balance less the amount collected in cash on such account, and, (ii) subject to any confidentiality agreement to which the Buyer or its Affiliates is a party, the Buyer shall deliver to the Seller any information reasonably requested by the Seller to enable the Seller to collect such accounts receivable. A list of accounts receivable shall be prepared by the Seller as of the Closing Date and shall be delivered to the Buyer with the Preliminary Closing Net Asset Statement.

     7.8  EXISTING INSURANCE COVERAGE.
          ---------------------------

          7.8.1. As of the Closing Date, the Seller or its Affiliates may cancel insurance coverage applicable to the Target, the INTOOL Subsidiary and the INTOOL Divisions for occurrences (with respect to any "occurrence" policies) after the Closing Date (other than insurance policies solely in the name of the Target, the INTOOL Subsidiary or any INTOOL Division); provided, however, that any and all remaining liability insurance coverage and policies in which any of the INTOOL Companies is a party, named insured, or otherwise has a beneficial interest (with respect to any "occurrence" or "claims made" policies) shall be available to the Buyer and its Affiliates, and all rights and interests in all such policies are hereby transferred to the Buyer and its Affiliates with respect to occurrences relating to the Business on or prior to the Closing Date, to the extent that the Buyer or its Affiliates have retained, assumed, paid or agreed to indemnify Global, the Seller, or Harbison-Walker Refractories Company with respect to the related Liability. The Seller shall take all necessary actions in accordance with (S)7.10 to effect this transfer to the Buyer. Furthermore, until the rights in such policies are transferred to the Buyer and its Affiliates and acknowledged by the carriers of such policies, the Seller agrees that the Buyer is fully subrogated to all of the Seller or its Affiliates' rights and interests in such liability insurance policies, to the extent that the Buyer or its Affiliates have retained, assumed or paid the Liability. If after the Closing, the Seller or one of its Affiliates receives cash proceeds from an insurer that are attributable to such insurance coverage with respect to any occurrences on or prior to the Closing Date, then such cash proceeds shall be paid to the Buyer to the extent that the Buyer or its Affiliates have retained, assumed or paid the Liability. If an insurance carrier fails to accept a claim submitted on behalf of the Buyer or any of its Affiliates with respect to any occurrence on or prior to the Closing Date for which the Buyer or its Affiliates have retained, assumed or paid the Liability, then the Buyer may direct the Seller to commence litigation in the name of the Seller or one of its Affiliates against the insurance company, such litigation to be under the Buyer's direction and control and at the Buyer's sole cost and expense, provided that the Seller shall bear the sole cost and expense to the extent it has agreed to indemnify Buyer's Indemnified Group pursuant to (S)9.

          7.8.2. The Seller shall, and shall cause its Affiliates to, in good faith and at its sole expense, use commercially reasonable best efforts to procure (i) the Access Agreement from each of the carriers listed in Exhibit 1.1, which shall be in a form reasonably acceptable to the Seller and the Buyer, and (ii) the Dresser Letter. Furthermore, the Seller shall, and shall cause its Affiliates to, at all times, in good faith and at its sole expense, use commercially reasonable best efforts to pursue coverage from the insurance carriers listed in Exhibit 1.1 (including the instigation of litigation against such carriers or Dresser Industries, Inc.), in the event the Buyer or its Affiliates are denied the economic benefit of such policies (as a party, a named insured, or as a holder of a beneficial interest), provided, however, that commencing on the date following the fifth anniversary of Closing, such pursuit shall be at the sole expense of the Buyer (except for any matters pending on such anniversary date which shall remain at the sole expense of the Seller).

     7.9  LICENSE TO USE GLOBAL NAME. Global hereby authorizes the Buyer and its
          --------------------------
Affiliates to use the Global Industrial Technologies trade name (the "GLOBAL MARK"): (i) on the tools and dies (if any) of the Target and INTOOL Divisions which at Closing bear the Global Mark for a period of up to 9 months from Closing; (ii) on the purchase orders and letterhead of the Target and the INTOOL Divisions which at Closing have the Global Mark for a period of up to 21 days from Closing, and (iii) invoices, brochures, catalogues and other advertising material of the Target and the INTOOL Divisions which at Closing bear the Global Mark for a period of up to 120 days from Closing; provided, however, that the Buyer shall, or shall cause its Affiliates to, use its reasonable best efforts to discontinue the use of the Global Mark on the items enumerated in (i)-(iii) immediately preceding prior to the applicable deadline established for discontinuing such use. Except as permitted by this (S)7.9, neither the Buyer nor its Affiliates shall make any use of the Global Mark as a trade name or trademark after Closing.

     7.10 FURTHER ASSURANCES; CONSENTS AND APPROVALS.
          ------------------------------------------

          7.10.1. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement (including carrying out those covenants described in (S)6 that are not accomplished prior to Closing), each of the Parties will take such further action (including the giving of notices, the obtaining of consents, the curing of title defects, and the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the Party originally responsible for the matter related to such action (unless such Party is entitled to indemnification therefor under (S)9 below).

Without limiting the generality of the foregoing, at the Buyer's request, the Seller shall, without additional consideration, cause its Affiliates (and shall use its best efforts to cause the relevant Predecessor of the Target, the INTOOL Subsidiary or the INTOOL Divisions) to transfer to the Buyer or its Affiliates the record title to all assets used in the Business, the record title of which are held by an Affiliate of the Seller that is not a party to one of the Other Agreements, or a Predecessor of the Target, the INTOOL Subsidiary or the INTOOL Divisions. The Seller shall pay all costs associated with such transfer.

            7.10.2. This Agreement and the transactions contemplated hereby shall not constitute an assignment, transfer or lease of any interest in any agreement if an assignment, transfer or lease, or an attempt to make such an assignment, transfer or lease (a) without the consent of or notice to a third party would constitute a breach or violation thereunder, or (b) is restricted or prohibited by Law, including any Environmental Law. Any transfer, assignment or lease to the Buyer or its Affiliates of any interest in any agreement that requires filing with, notice to or the consent of a third party shall be made subject to such filing or notice being given or such consent or approval being obtained. In the event such consent or approval is not obtained on or prior to the Closing, the Seller shall continue to use best efforts to obtain any such approval or consent until the earliest of (i) such time as such consent or approval has been obtained or (ii) the date the Seller reasonably determines that the third party will not provide its consent or approval. In the event the Seller reasonably determines that the third party will not provide its consent or approval, the Seller will cooperate with the Buyer and its Affiliates in any lawful and feasible arrangement to provide that the Buyer and its Affiliates shall receive the benefits under any such agreement, including performance by the Seller (or its Affiliates) as agent.

     7.11.  CHECKING ACCOUNTS. The Seller agrees to pay and be solely
            -----------------
responsible for any check dated on or prior to the Closing Date presented on any checking account of the Seller or its Affiliates, except those accounts listed on Exhibit 2.5.1.2.9. The Seller agrees not to (and shall cause its Affiliates not to) write any additional checks after the Closing on any accounts of the Target, the INTOOL Subsidiary or the INTOOL Divisions. Except to the extent otherwise agreed, the Seller agrees to remit to the Buyer within 15 days any funds that it or any of its Affiliates receives after the Closing relating to the Target, the INTOOL Subsidiary or the INTOOL Divisions in any lock box or collection accounts maintained by the Seller or its Affiliates.

     7.12.  CHANGE OF NAME.  As soon as administratively possible after the
            --------------
Closing Date but in any event no later than 30 days after Closing, the Seller shall cause each of its Affiliates that uses "INTOOL" in its corporate name to delete such word from its corporate name. Neither the Seller nor any of its Affiliates shall have any rights to, or make any use of, the name "INTOOL" as a trademark or trade name after the Closing.

     7.13.  EMPLOYEE BENEFIT MATTERS AND COVENANTS.
            --------------------------------------

            7.13.1 Salaried exempt and non-exempt employees of the Target and the INTOOL Divisions shall be eligible to participate in the Salaried Employees' Retirement Plan of Cooper

Industries, Inc. and the Cooper Industries, Inc. Retirement Savings and Stock Ownership Plan effective as soon as administratively possible after the Closing Date. Previous employment with the INTOOL Companies shall be credited in accordance with the provisions of each plan for purposes of determining vesting and eligibility for benefits provided under each plan, but shall not be credited for purposes of determining the amount of the benefit.

          7.13.2. The Seller shall, or shall cause its Affiliates to, take all necessary steps to fully vest the accrued benefits of the employees of the Target who participate in the Global Industrial Technologies, Inc. Retirement Income Plan as of the Closing Date.

          7.13.3. The assets and related Liabilities for all benefits accrued in the Global Industrial Technologies, Inc. Retirement Income Plan by employees and former employees, and their beneficiaries, of the INTOOL Companies as of the Closing Date shall be retained by such plan. Members of the Global Industrial Technologies, Inc. Retirement Income Plan who were or are employees of the INTOOL Companies and are now considered to be on Total Disability as defined in the Global Industrial Technologies, Inc. Retirement Income Plan shall be credited with Continuing Service, Vesting Service, and Credited Service, each as defined in such plan, up to the Closing Date, under the terms of the Global Industrial Technologies, Inc. Retirement Income Plan.

          7.13.4. The Seller shall, or shall cause its Affiliates to, take all necessary actions such that the Target shall cease to be an employer effective immediately prior to Closing under the Global Industrial Technologies, Inc. Deferred Savings Plan. Each employee shall be entitled to receive a distribution of the value of his accrued benefit as of the Closing Date. During the period requested by the Buyer pursuant to (S)7.13.9, the Seller shall, or shall cause its Affiliates to, withhold loan repayments from the compensation of employees of the Target who have outstanding loan balances under the Global Industrial Technologies, Inc. Deferred Savings Plan.

          7.13.5. Beginning no later than 90 days after Closing, all non-union employees of the Target and the INTOOL Divisions (who are employed by the Target or one of the INTOOL Divisions as of the Closing Date) shall have the option to rollover part or all of the pre-tax portion of their account balances (including any outstanding loan balances, but excluding any Global stock) from the Global Industrial Technologies, Inc. Deferred Savings Plan to the Cooper Industries, Inc. Retirement Savings and Stock Ownership Plan. All such rollovers shall be made in cash and shall be made in accordance with the applicable terms and conditions of the Cooper Industries, Inc. Retirement Savings and Stock Ownership Plan.

          7.13.6. The Seller and its Affiliates shall retain all Liabilities attributable to employees and former employees, and their beneficiaries, of the INTOOL Companies in the ERISA Excess Benefit Plan for Salaried Employees of Global Industrial Technologies, Inc. and Its Participating Subsidiaries Who Are Not Represented by a Union, the ERISA Compensation Limit Benefit Plan for Executives of Global Industrial Technologies, Inc. and the Supplemental Executive Retirement Plan for Top Executives of Global Industrial Technologies, Inc. as of the Closing Date. As of the Closing Date, and at Cooper's discretion, employees of the Target and the INTOOL Divisions will be eligible to participate in non-qualified plans of Cooper that Cooper has established for its highly-compensated employees.

          7.13.7. The Seller shall, or shall cause its Affiliates, to arrange for the total plan assets of the Rotor Tool Company Hourly Pension Plan, the Dresser Industries, Inc. Pension Plan for Hourly Employees of Industrial Tool Division, Springfield, Ohio and the Dresser Industries, Inc. Retirement Plan for Lodge #969, I.A.M., Industrial Tool Division, Houston, Texas (collectively, the "HOURLY DEFINED BENEFIT PLANS") to be transferred in cash to an account designated by the Buyer, within 30 days of such designation. Until such time as the assets are transferred, the Seller shall be responsible for ensuring that all benefits are paid from the trust on a timely basis.

          7.13.8. The Seller shall, or shall cause its Affiliates to, pay to the Buyer the amount determined as of the last day of the month immediately preceding the month in which Closing occurs, representing the aggregate excess of the accumulated benefit obligation over the market value of assets in the Hourly Defined Benefit Plans. The accumulated benefit obligation shall be determined using the same assumptions used in the August 1, 1997, actuarial valuations of each plan, including a discount rate of 7.50%. As soon as practicable following Closing but no later than 90 days after Closing, the Seller shall deliver to the Buyer for its review a copy of a report or reports setting forth the accumulated benefit obligation of each plan determined as set forth herein and the market value of assets of each plan and the underlying information necessary to complete the calculation and prepare the report. The Buyer shall have 60 days to notify the Seller in writing of any objection to the report or reports. If the Buyer does not timely notify the Seller of any objections, the calculations shall be final and binding on all Parties. If the Buyer timely notifies the Seller of any objections which the Seller and the Buyer cannot resolve within thirty days of the date the Buyer notifies the Seller of such objections, the Seller and the Buyer shall appoint an actuarial firm satisfactory to both Parties (the cost of which shall be shared equally by the Seller and the Buyer) to resolve such objections, which resolution shall be final and binding on both Parties. Notwithstanding the preceding, in the event that the market value of assets in the Hourly Defined Benefit Plans exceeds the accumulated benefit obligations as determined in accordance with the above procedures, the Buyer shall pay such excess to the Seller. In either case, payment shall be made within 15 days of such determination, to the account designated by the payee, and shall bear interest at the rate of 7.5% per annum from the last day of the month immediately preceding Closing until such payment.

          7.13.9. As the agent of the respective INTOOL Companies designated by the Buyer, the Seller shall, and shall cause its Affiliates to, pay the payroll of such INTOOL Companies implementing to the extent feasible such changes as requested by the Buyer (including the cessation of flexible spending account and 401(k) plan deductions) for the period requested by the Buyer, which shall not exceed 90 days following the Closing. The Seller shall, and shall cause its Affiliates to, cooperate with the Buyer as it (or its Affiliates) implements an appropriate payroll system, including by furnishing to the Buyer applicable information and records. The Seller shall deliver to the Buyer no later than 30 days after Closing a list of the employees of the Target as of the Closing Date, together with the date of birth, social security number, title, date of employment commencement and salary or wage rate of each such employees. The Buyer shall reimburse the Seller or Global, as applicable, for all such Liabilities incurred after Closing as a result of making such payments no later than 5 days following the Seller's notification to the Buyer of the payment of such Liability.

          7.13.10. The Seller and its Affiliates shall retain all Liability for the retiree welfare benefits currently being provided and to be provided in the future to those current and former employees, and the beneficiaries and dependents thereof, who have met the age and service requirements for such benefits as of the Closing Date except for Liabilities related to those current and former employees who participate in or are receiving pension benefits from the Hourly Defined Benefit Plans, which Liabilities shall be assumed by the Buyer or its Affiliates. Cooper shall assume the Liability for retiree welfare benefits to be provided to all employees, and their beneficiaries and dependents, of Target or the INTOOL Divisions who have not met the age and service requirements for such benefits as of the Closing Date.

          7.13.11. The Seller shall, or shall cause its Affiliates to, continue to provide welfare benefits and any benefits which are required in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1987, and regulations thereunder, to current and former employees and their beneficiaries and dependents of the INTOOL Companies through the Employee Welfare Benefit Plans currently in place which are self-insured for the period requested by Buyer, which shall not exceed 90 days following the Closing. The Buyer shall reimburse the Seller (or its Affiliates) for all such Liabilities incurred after Closing (which shall mean the occurrence after Closing of the event which gives rise to a right to such a benefit) by the Seller (or its Affiliates) as a result of the extension of such coverage.

          7.13.12. The Seller and its Affiliates shall retain all assets and Liabilities related to the Global Industrial Technologies, Inc. Incentive Deferred Compensation Plan.

          7.13.13. The Buyer and the Seller shall, and shall each cause its Affiliates to, take all steps necessary to accomplish the provisions of
(S)7.13.1 through 7.13.12, and cooperate fully with each other and to provide all necessary data and assistance in order to accomplish the employee benefit transition provisions set forth herein.

          7.13.14. The Buyer's obligation to reimburse the Seller (or its Affiliates) under this (S)7.13 shall not include any internal costs of the Seller (or its Affiliates). The Buyer or its Affiliates shall be entitled to the tax deduction with respect to any benefits paid or made available to employees of the INTOOL Companies after the Closing Date by the Seller (or its Affiliates) for which the Buyer reimburses the Seller (or its Affiliates) under this (S)7.13.

          7.13.15. Nothing in this Agreement (whether expressed or implied) shall either (i) confer upon any employee any rights or remedies of any nature or kind whatsoever, including any right to employment for any period or under any particular terms and conditions or any third-party beneficiary rights hereunder or (ii) require the continued employment of any employee or the maintenance of any Employee Benefit Plan for any period from and after the Closing Date. Moreover, nothing in this Agreement shall restrict the Buyer or its Affiliates from amending or terminating any Employee Benefit Plan.

     7.14.  YEAR-END BONUS.  The Seller shall, or shall cause its Affiliates to,
            --------------
pay to each employee employed by the Target, the INTOOL Subsidiary or any of the INTOOL Divisions as of the Closing Date, which employee has customarily received a bonus or received a bonus in 1997, a bonus for the time period of November 1, 1997, through the end of the month immediately preceding the Closing. The Seller shall pay such bonus no later than 15 days after the Closing Date, such bonus shall be an amount customary although pro rata for the applicable period, and in no event shall the aggregate amount paid by the Seller (or its Affiliates) to all such employees exceed the amount customarily accrued for all such bonuses as of the Closing Date.


8.   CONDITIONS TO OBLIGATION TO CLOSE.
     ---------------------------------

     8.1.   CONDITIONS TO OBLIGATION OF THE BUYER. The obligation of the Buyer
            -------------------------------------
to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction at or prior to Closing of the following conditions:

            8.1.1.  the representations and warranties set forth in (S)3.1,
(S)3.4, (S)4 and (S)5.1 above shall be true and correct in all respects at and as of the Closing Date, except where the failure of such representations and warranties to be true and correct would not, in the aggregate, result in a material adverse effect on the Business as conducted by the Target and the INTOOL Divisions, taken as a whole;

            8.1.2. the Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

            8.1.3. no action, suit, or proceeding shall be pending or threatened before any Governmental Body wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of the Buyer to own the Target Shares and to control the INTOOL Divisions, or (D) affect adversely the right of any of the Target, the INTOOL Subsidiary or the INTOOL Divisions to own its assets and to operate its businesses in any material respect (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect), and neither the Federal Trade Commission nor the Department of Justice shall have notified any Party that such agency proposes to approve the consummation of the transactions contemplated by this Agreement only with the imposition of conditions that will materially impair the ability of the Buyer to own and operate the Business after Closing as it is presently constituted and operated or otherwise materially impair the ability of the Buyer or its Affiliates to own and operate its own business after Closing in the way that they are presently constituted and operated;

            8.1.4. the Seller shall have delivered a current stock transfer ledger in conformity with (S)4.2 and (S)4.6, together with the minute books and corporate seals of the Target and all applicable canceled certificates shall have been placed in the appropriate minute book;

          8.1.5. the Seller shall have delivered to the Buyer a certificate (one of which shall be a certificate executed by Global) to the effect that each of the conditions specified above in (S)8.1.2 and (S)8.1.3 are satisfied in all respects;

          8.1.6. all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise terminated;

          8.1.7. the Seller shall or shall cause its Affiliates to execute and deliver the following agreements (collectively, the "OTHER AGREEMENTS"):

                  8.1.7.1. Intellectual Property Assignment between Cooper Technologies Company and the Seller substantially in the form of Exhibit B(1) attached hereto;

                  8.1.7.2.  The Asset Transfer Agreements;

                  8.1.7.3. An assignment by Indressco International, Ltd. and GIX Foreign Sales Corp. to Cooper Industries Foreign Sales Company of all assets (including agreements) held by such Persons related to the Business.

                  8.1.7.4. A letter executed by Harbison-Walker Refractories Company guaranteeing the obligations of the Seller set forth in (S)9.2.4.2, in the form attached hereto as Exhibit 8.1.7.4, which guaranty shall be in addition to (and not in lieu of) the guaranty set forth in (S)13.1.

          8.1.8 the Buyer shall have received the resignations, effective as of the Closing, of each director of the Target and the INTOOL Subsidiary, and each officer of the Target and the INTOOL Subsidiary that is not an employee of the Target;

          8.1.9 the Buyer shall have received from the Seller or its Affiliates letters to the applicable banks relating to the changing of authorized signatories on bank accounts;

          8.1.10  the Buyer shall have received the executed Global Letter;

          8.1.11. the Seller shall have delivered to the Buyer a copy of the quit claim deed referenced in (S)6.9.2;

          8.1.12. [THIS SECTION INTENTIONALLY LEFT BLANK];

          8.1.13. the Seller shall have delivered to the Buyer the consent of and ratification by the sole third party shareholder of the INTOOL Subsidiary to the election by the Target (simultaneously with Closing and as an Affiliate of the Buyer), of its directors to the INTOOL Subsidiary, which consent and ratification is in the form attached hereto as Exhibit 8.1.13; and

          8.1.14. all certificates, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer.

     8.2. CONDITIONS TO OBLIGATION OF THE SELLER. The obligation of the Seller
          --------------------------------------
to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction at or prior to Closing of the following conditions:

          8.2.1.  the representations and warranties set forth in (S)3.2 and
(S)3.3 above shall be true and correct in all material respects at and as of the Closing Date;

          8.2.2. the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

          8.2.3. no action, suit, or proceeding shall be pending or threatened before any Governmental Body wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

          8.2.4. the Buyer shall have delivered to the Seller a certificate (one of which shall be a certificate executed by Cooper) to the effect that each of the conditions specified above in (S)8.2.2 and (S)8.2.3 is satisfied in all respects;

          8.2.5. all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise terminated;

          8.2.6. the Buyer shall or shall cause its Affiliates to execute and deliver the Other Agreements to which any of them is a party; and

          8.2.7. all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller.

     8.3. WAIVER; RIGHT TO PROCEED.  If any of the conditions specified in
          ------------------------
(S)8.1 hereof have not been satisfied, the Buyer, in addition to any other rights that may be available to it, may waive its rights to have such conditions satisfied at Closing and may proceed with the transactions contemplated hereby, and if any of the conditions specified in (S)8.2 hereof have not been satisfied at Closing, the Seller, in addition to any other rights that may be available to it, may waive its rights to have such conditions satisfied and may proceed with the transactions contemplated hereby; provided, however, that any such waiver by the Buyer or the Seller, as the case may be, shall in no way diminish or eliminate any other rights that may be available to the waiving party related to or as a result of the waived condition or conditions not having been satisfied at Closing and all such rights are expressly reserved.

9.   REMEDIES FOR BREACHES OF THIS AGREEMENT.
     ---------------------------------------

     9.1  SURVIVAL.  All of the representations and warranties of the Parties
          --------
contained in this Agreement shall survive the Closing hereunder and continue in full force and effect thereafter for eighteen months after the Closing, except for the representations and warranties in (S)4.2 which will survive without limitation. Furthermore, all of the representations and warranties of the Parties contained in this Agreement shall survive the Closing as provided in the preceding sentence even if the damaged Party knew or had reason to know of any breach of representation or warranty at the time of Closing; provided, however, if at the time of the execution hereof, David A. White, Jr., Senior Vice President of Cooper, had actual knowledge of a breach of a representation or warranty of the Seller or Global, then the Buyer shall have no right to indemnification under (S)9.2.1 with respect to the specific known matter that causes the breach of the representation or warranty. All covenants of the Parties contained in this Agreement, other than (S)9.2 and (S)9.3, shall survive the Closing and continue thereafter until the expiration of the applicable statute of limitations, other than any covenant which by its express term terminates sooner. All covenants of the Parties contained in (S)9.2 and (S)9.3 shall survive without limitation except as set forth therein.

     9.2. INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE BUYER.
          ---------------------------------------------------

          9.2.1. If either of the Seller or Global breaches (or if any third party alleges facts that, if true, would mean the Seller or Global has breached) any of its representations, warranties, or covenants contained herein and the Buyer makes a written claim for indemnification against the Seller or Global within the applicable survival period, then the Seller agrees to defend, indemnify and hold each of the Buyer, its Affiliates and their directors, officers and employees ("BUYER'S INDEMNIFIED GROUP") harmless from and against the entirety of any Adverse Consequences that any of the Buyer's Indemnified Group may suffer through and after the date of the claim for indemnification (including any Adverse Consequences that any of the Buyer's Indemnified Group may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach); provided, however, that the Seller shall have no obligation to defend, indemnify and hold harmless any of Buyer's Indemnified Group from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by the breach (or alleged breach) of any representation or warranty of the Seller contained in (S)4 or (S)5 above until Buyer's Indemnified Group has suffered Adverse Consequences by reason of all such breaches (or alleged breaches) in excess of a $1,750,000 aggregate threshold (at which point the Seller will be obligated to indemnify Buyer's Indemnified Group from and against all such Adverse Consequences for each dollar in excess of the $1,750,000 aggregate threshold); provided further, that the Seller shall have no obligation to defend, indemnify and hold harmless any of Buyer's Indemnified Group from and against any Adverse Consequences resulting from the breach of any representation or warranty of the Seller contained in (S)3, (S)4 or (S)5 above to the extent such Adverse Consequences are consequential damages except that this limitation shall in no way apply to (a) any out-of-pocket costs incurred by Buyer's Indemnified Group and (b) the representations and warranties made in Sections 3.1.1, 3.1.2, 3.1.3(A), 3.1.4, 3.1.5, 3.4.1, 3.4.2, 3.4.3(A), 3.4.4,
4.2, 4.4 and 4.6.

          9.2.2. The Seller agrees to defend, indemnify and hold harmless each member of Buyer's Indemnified Group as provided in (S)5.2.

          9.2.3. The Seller agrees to defend, indemnify and hold harmless each member of the Buyer's Indemnified Group from and against the entirety of any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by or attributable to the "Retained Liabilities" or the "Retained Assets" as these terms are defined in the Asset Transfer Agreements, whether arising before, on or after Closing.

          9.2.4. Notwithstanding any disclosure made to the Buyer, but except to the extent of a specific reserve reflected on the Final Closing Net Asset Statement, the Seller agrees to defend, indemnify and hold each member of the Buyer's Indemnified Group harmless from and against the entirety of any Adverse Consequences that any of the Buyer's Indemnified Group may suffer resulting from, arising out of, or relating to:

                  9.2.4.1. Litigation or arbitration pending or claims made against the INTOOL Companies or the Business on or before the Closing Date, including (i) the litigation, arbitration and claims set forth on (S)4.18 of the Disclosure Schedule, and (ii) all claims (resulting from, arising out of, or related to an alleged VHL Injury) or claimants (who allege VHL Injuries of the type alleged by other claimants in such pending matter) that are added to, joined or consolidated after the Closing Date with any case pending in Mississippi, Connecticut or Texas on the Closing Date in which a claim for such alleged VHL Injury is made (excluding any such consolidated claim that involves an employee from a work site and employer different from those the subject of the pending cases or involves claimant's counsel different from that involved in the pending cases, which consolidated claim shall be governed by the terms of
(S)9.2.4.2), and (iii) all claims (resulting from, arising out of, or related to an alleged VHL Injury) or claimants (who allege VHL Injuries of the type alleged by other claimants in such pending matter) that are added to any case pending in West Virginia on the Closing Date in which a claim for such alleged VHL Injury is made.

                  9.2.4.2. Except for the claims described in (S)9.2.4.1 (other than the claims excluded from (S)9.2.4.1 by virtue of the parenthetical in such section), all VHL Claims made against the Business or Buyer's Indemnified Group on or before the fifth anniversary of Closing related to the use of products sold by the INTOOL Companies prior to Closing, provided, however, that the Seller's obligation under this (S)9.2.4.2 shall be limited to one-half of the numerical result of (a) the entirety of any Adverse Consequences suffered by Buyer's Indemnified Group less (b) any related insurance proceeds received by Buyer's Indemnified Group.

                           9.2.4.2.1.  If the insurance proceeds described in
(S)9.2.4.2 are initially delivered to the Seller or one of its Affiliates, the Seller is hereby obligated to promptly pay all of such amount to the Buyer, provided, however, that after the fifth anniversary of Closing, the Seller shall be obligated to continue promptly paying all such amounts to the Buyer and, except for VHL Claims pending as of such anniversary date (which shall continue to be governed by the terms of this (S)9.2.4.2 (unless governed by (S)9.2.4.1)), the Seller shall have no further liability after such date pursuant to this
(S)9.2.4.2.

                   9.2.4.2.2 To the extent that the Seller indemnifies Buyer's Indemnified Group pursuant to this (S)9.2.4.2, and the Buyer ultimately recovers any such amount from a third party (except from an insurance carrier (unless such insurance carrier is listed in Exhibit 1.1 and the proceeds are not otherwise included in the calculation stated previously in (S)9.2.4.2) or by virtue of a Tax deduction), then the Buyer shall promptly pay one-half of such recovery to the Seller.

          9.2.4.3. Any off-site Environmental Liability resulting from, arising out of or relating to (x) the failure of the INTOOL Companies, or any Predecessor of any interest in real estate owned, leased, operated or used by the INTOOL Companies, to comply with Environmental, Health and Safety Laws, or
(y) facts, action, events or conditions that occurred or existed in whole or in part before, on or after the Closing. For purposes of this (S)9.2.4.3, "off-site" shall mean any location other than the Owned Real Properties and the Leased Real Properties. The indemnification provided under this (S)9.2.4.3 as it relates to the off-site property described in the quit claim deed referenced in
(S)6.9.2: (i) is only with respect to such matters which are required under Environmental Law and shall not include replacement of buildings, equipment or fixtures, and (ii) does not include the Buyer's internal costs, costs arising out of the Buyer's negligence or willful misconduct, diminution in value to the Target or its property or other damages to the extent resulting from affirmative acts or omissions by the Buyer (such as voluntary sampling or investigation) which promote regulatory or enforcement action by any Government Body or otherwise create, accelerate or increase any Environmental Liability (provided that this limitation described in (ii) does not apply to Adverse Consequences suffered by Buyer's Indemnified Group arising as a result of migration);

          9.2.4.4. Any Environmental Liability resulting from, arising out of or relating to facts, actions, events or conditions to the extent that they occurred or existed on or before the Closing Date at the real property located at 302 Center Street, Springfield, Ohio, and are attributed to or caused by The Yost Superior Co.;

          9.2.4.5. Obtaining any third party consents necessary for the consummation of the transactions hereunder (including any fees imposed by such third parties in consideration for granting such consent), and the failure of the Seller to obtain any such consent;

          9.2.4.6. The agreements between the Target (including as successor in interest to Rotor Tool, Inc.) and Spang and Company (including as successor in interest to DMARC Electronic Controls) entered into on or before the Closing
Date);

          9.2.4.7. Any severance and/or incentive arrangement between Global or its Affiliates and any employee of the Target or the INTOOL Divisions, including the arrangements disclosed in (S)4.15.7 of the Disclosure Schedule and the bonus payment to Mr. D.E. Carlyle;

          9.2.4.8. The Seller's pursuit of insurance coverage as provided in
(S)7.8.2, subject to the proviso therein;

                   9.2.4.9. Any breach by the Seller of a covenant of any agreement referenced herein.

          9.2.5.   The ability of the Buyer to seek indemnity pursuant to
(S)9.2.1 shall not preclude the Buyer from asserting a claim pursuant to
(S)9.2.2, (S)9.2.3, and (S)9.2.4.

     9.3. INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE SELLER.  If either of
          ----------------------------------------------------
the Buyer or Cooper breaches (or if any third party alleges facts that, if true, would mean the Buyer or Cooper has breached) any of its representations, warranties, and covenants contained herein, and the Seller makes a written claim for indemnification against the Buyer within the survival period, then the Buyer agrees to defend, indemnify and hold harmless each of the Seller, its Affiliates and their directors, officers and employees ("SELLER'S INDEMNIFIED GROUP") from and against the entirety of any Adverse Consequences that any of the Seller's Indemnified Group may suffer through and after the date of the claim for indemnification (including any Adverse Consequences that any of the Seller's Indemnified Group may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach). Except as provided in (S)9.2.4.1 and
(S)9.2.4.2, the Buyer agrees to defend, indemnify and hold each member of the Seller's Indemnified Group harmless from and against the entirety of any Adverse Consequences that any of Seller's Indemnified Group may suffer resulting from, arising out of, or relating to all VHL Claims made after the Closing, provided, however, that in no event shall "Adverse Consequences" as used in this sentence be deemed to include amounts paid by the Seller to Buyer's Indemnified Group as provided in (S)9.2.4.1 or (S)9.2.4.2.

     9.4. MATTERS INVOLVING THIRD PARTIES.
          -------------------------------

          9.4.1. Except as provided in (S)9.4.5 and except for the litigation and arbitration proceedings and claims governed by (S)9.2.4.1 for each of which the Seller waives the requirement of notice and hereby assumes the defense hereof, if any third party shall notify any Party (the "INDEMNIFIED PARTY") with respect to any matter (a "THIRD PARTY CLAIM") which may give rise to a claim for indemnification against any other Party (the "INDEMNIFYING PARTY") under this
(S)9, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is prejudiced by such delay.

          9.4.2. Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party upon request with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, and (C) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

          9.4.3. So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with (S)9.4.2 above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld or delayed unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (unless such settlement, judgment or other equitable relief is not, in the good faith judgment of the Indemnifying Party, likely to establish a precedential custom or practice adverse to the continuing business interest of the Indemnified Party), such consent not to be withheld or delayed unreasonably.

          9.4.4. However, in the event any of the conditions in (S)9.4.2 above is or becomes unsatisfied (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim, subject to the consent of the Indemnifying Party (not to be withheld or delayed unreasonably), (B) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the reasonable costs of defending against the Third Party Claim (including reasonable fees and expenses of attorneys, accountants, consultants and experts), and (C) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this (S)9.

          9.4.5. Notwithstanding the preceding, the Buyer will have the right to defend all claims which might give rise to a claim for indemnification against the Seller under (S)9.2.4.2., provided that the Seller may retain separate co-counsel at its sole cost and expense and participate in the defense of such Third Party Claim. The Buyer will not consent to the entry of any judgment or enter into any settlement with respect to any such Third Party Claim without the prior written consent of the Seller (not to be withheld or delayed unreasonably) nor will the Seller consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the prior written consent of the Buyer (not to be withheld or delayed unreasonably). Every six months the Buyer shall invoice the Seller, and the Seller will pay to the Buyer promptly, one half of the costs of defending against such Third Party Claim (including fees and expenses of attorneys, accountants, consultants and experts), provided that the Seller will remain responsible for any Adverse Consequences the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by such Third Party Claim to the fullest extent provided in this (S)9.

     9.5. LIMITATIONS OF INDEMNITY.  In case any event shall occur which would
          ------------------------
otherwise entitle any Party to assert a claim for indemnification as provided above, such Party will not be entitled to assert a claim to the extent any proceeds are received by such Party from any insurance policies with respect thereto.

10.  TERMINATION.
     -----------

     10.1.  TERMINATION OF AGREEMENT. Certain of the Parties may terminate this
            ------------------------
Agreement as provided below:

            10.1.1. the Buyer and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

            10.1.2. the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing (A) in the event either of the Seller or Global has breached any covenant contained in this Agreement in any material respect, or has breached any representation or warranty which breach results in a material adverse effect on the Business as conducted by the Target and the INTOOL Divisions taken as a whole, and the Buyer has notified the Seller of the breach, and the breach has continued without cure for a period of 15 days after the notice of breach, (B) if the Closing shall not have occurred on or before April 30, 1998 (or May 31, 1998, in the event the Parties receive a request for additional information pursuant to the Hart-Scott-Rodino Act), by reason of the failure of any condition precedent under (S)8.1 hereof (unless the failure results primarily from the Buyer's or Cooper's breaching any representation, warranty, or covenant contained in this Agreement) or (C) in the event that any disclosure made by the Seller as required under (S)6.6 could result in a Liability in excess of $50,000, and the Seller fails to discharge, assume or remedy such event giving rise to the Liability; and

            10.1.3. the Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (A) in the event either the Buyer or Cooper has breached any representation, warranty, or covenant contained in this Agreement in any material respect, the Seller has notified the Buyer of the breach, and the breach has continued without cure for a period of 15 days after the notice of breach or (B) if the Closing shall not have occurred on or before April 30, 1998 (or May 31, 1998, in the event the Parties receive a request for additional information pursuant to the Hart-Scott-Rodino Act), by reason of the failure of any condition precedent under (S)8.2 hereof (unless the failure results primarily from the Seller's or Global's breaching any representation, warranty, or covenant contained in this Agreement).

     10.2.  EFFECT OF TERMINATION.  If any Party terminates this Agreement
            ---------------------
pursuant to (S)10.1 above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).


11.  MISCELLANEOUS.
     -------------

     11.1.  PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No Party shall issue any
            ---------------------------------------
press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party (not to be unreasonably withheld); provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure).

     11.2.  NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any
            ----------------------------
rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

     11.3.  ENTIRE AGREEMENT.  This Agreement (including the agreements referred
            ----------------
to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

     11.4.  SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and
            -------------------------
inure to the benefit of the Parties and their respective successors and permitted assigns. Neither the Seller nor Global may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the Buyer and Cooper (not to be unreasonably withheld or delayed) and neither the Buyer nor Cooper may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the Seller and Global; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).
Any assignment requiring consent made without consent shall be void.

     11.5.  COUNTERPARTS. This Agreement may be executed in one or more
            ------------
counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. The Parties agree that delivery of an executed facsimile page shall be treated as the execution and delivery of an original. Any Party using such a facsimile shall send the original by overnight courier for next day delivery to the proper recipient(s).

     11.6.  HEADINGS.  The section headings contained in this Agreement are
            --------
inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     11.7.  NOTICES.  All notices, requests, demands, claims, and other
            -------
communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed given (i) when delivered by hand, (ii) when transmitted by facsimile transmission confirmation of receipt (including a message generated by the sender equipment), or two business days after it is sent by overnight delivery by Airborne Express, Federal Express, other express delivery service, to the addressee at the following address or fax number (or to such other addressee or fax number as a Party may specify from time to time by notice hereunder):

     IF TO THE SELLER:   GPX Corp.
                         c/o Global Industrial Technologies, Inc.
                         2121 San Jacinto
                         Dallas, Texas  75201
                         Attention:  Senior Vice President, General Counsel
                         & Secretary
                         Facsimile:  (214) 953-4597

     IF TO THE BUYER:    Cooper Industries, Inc.
                         Chase Tower
                         600 Travis Street, Suite 5800
                         Houston, Texas  77002
                         Attention: Senior Vice President, General Counsel
                         & Secretary
                         Facsimile:  (713) 209-8989

     WITH A COPY TO:     Cooper Power Tools, Inc.
                         670 Industrial Drive
                         Lexington, S.C.   29071-1410
                         Attention:   President
                         Facsimile: (803) 951-7572

     11.8.     GOVERNING LAW. This Agreement shall be governed by and construed
               -------------
in accordance with the domestic Laws of the State of Texas without giving effect to any choice or conflict of law provision or rule that would cause the application of the Laws of any other jurisdiction, except that the Federal Arbitration Act, 9 U.S.C. Sections 1-16 shall govern all questions relating to the arbitrability of any claim or dispute in connection with this Agreement, including without limitation, such claims or disputes relating to the purchase price adjustment pursuant to (S)2 hereof, and to the enforcement of the arbitration provisions contained in (S)2 and (S)12 hereof.

     11.9.     AMENDMENTS AND WAIVERS.  No amendment of any provision of this
               ----------------------
Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. The requirement for modifications or amendments to be made in writing applies also to any modification or amendment of the requirement for a written agreement in the preceding sentence. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     11.10.    SEVERABILITY.  Any term or provision of this Agreement that is
               ------------
invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     11.11.    EXPENSES. Each of the Parties and the INTOOL Companies will bear
               --------
its own costs and expenses (including all fees and expenses of its attorneys, consultants, investment brokers, accountants, advisors or other agents or representatives) incurred in connection with this Agreement and the transactions contemplated hereby. The Seller agrees that none of the INTOOL Companies has borne or will bear any of the Seller's or Global's costs and expenses in connection with this Agreement or any of the transactions contemplated hereby. The Seller agrees that any fees or expenses related to the INTOOL Companies incurred prior to the Closing (regardless of when any such fee or expense is invoiced) in any way related to the transactions contemplated hereunder shall be paid by the Seller.

     11.12.    CONSTRUCTION.  The Parties have participated jointly in the
               ------------
negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

     11.13.    INCORPORATION OF EXHIBITS, CERTIFICATES, AND SCHEDULES.  The
               ------------------------------------------------------
Exhibits, Certificates and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

     11.14.    SPECIFIC PERFORMANCE. Each of the Parties acknowledges and agrees
               --------------------
that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.


12.  DISPUTE RESOLUTION.
     ------------------

     12.1.     EMPOWERED OFFICER AND REPRESENTATIVES. Any claim or dispute,
               -------------------------------------
between the Parties arising out of or in connection with this Agreement or the agreements referenced herein or any alleged breach hereof or thereof (except those to which the arbitration provisions in (S)2.7.5 or (S)5.3 apply and any claim or dispute regarding a covenant not to compete including the enforceability thereof), including any issue as to whether this (S)12 applies (but not the issue whether this (S)12 applies to a claim or dispute regarding any covenant not to compete) (a "CLAIM"), shall be submitted for resolution to an officer of the Buyer and the Seller (each such representative being fully empowered to settle the claim or dispute), who shall meet within 15 days of such submission to seek in good faith an amicable settlement.

     12.2.     BINDING ARBITRATION.
               -------------------

               12.2.1.   GOVERNING PRINCIPLES. Any Claim not settled by the
                         --------------------
Parties within 60 days after written notice of the Claim is first submitted by either Party to the other shall be finally settled by arbitration under the Commercial Arbitration Rules (the "RULES") and the Guidelines for Expediting Larger, Complex Commercial Arbitrations of the American Arbitration Association, and judgment upon the award rendered by the Arbitrator may be entered in any court having jurisdiction over it.

               12.2.2.   SELECTION AND QUALIFICATION OF THE ARBITRATOR. If the
                         ---------------------------------------------
amount in dispute is $1,000,000 or less, there shall be one arbitrator, and if the amount is dispute is greater than $1,000,000, there shall be three arbitrators. If there is one arbitrator, the Parties shall endeavor to agree on the selection of an arbitrator, but if no agreement has been reached within 30 days of claimant's demand, the arbitrator shall be selected by the American Arbitration Association. If there is to be three arbitrators, each Party shall select one and those two arbitrators shall select the third. The term "ARBITRATOR" is used herein to refer to either one or three arbitrators, as applicable. The arbitration shall be held in Austin, Texas. Promptly after expiration of respondent's time to answer the claimant's demand, and before the beginning of arbitrator selection, an administrative conference shall be held. The Arbitrator shall conduct himself as a neutral, shall be on the National Panel of Commercial Arbitrators established and maintained by the Arbitrator, and be subject to disqualification pursuant to Section 19 of the Rules. The Arbitrator shall be compensated at his normal hourly or per diem rates for all time spent in connection with the arbitration proceeding, and pending final award, appropriate compensation and expenses shall be advanced equally by the Parties.

               12.2.3.   PRELIMINARY HEARING. Within 15 days after the
                         -------------------
Arbitrator has been appointed, a preliminary hearing among the Arbitrator and counsel for the Parties shall be held for the purpose of developing a written plan for the management of the arbitration, that shall promote the efficient, expeditious and cost-effective conduct of the proceeding.

               12.2.4.   INTERIM RELIEF FROM A COURT. Either Party may request a
                         ---------------------------
court to provide interim or provisional relief (including pursuant to (S)11.4), and such request shall not be deemed incompatible with the agreement to arbitrate or as a waiver of that agreement.

               12.2.5.   POWERS OF THE ARBITRATOR AND ARBITRATION PROCEDURES.
                         ---------------------------------------------------
The Arbitrator shall permit and facilitate such discovery as he determines is appropriate, including prehearing depositions, particularly of witnesses who will not appear, and orders to protect the confidentiality of proprietary information, trade secrets, and other sensitive information disclosed in discovery. Papers, documents and written communications shall be delivered by the Parties directly to each other, the Arbitrator, and the AAA tribunal administrator. The Arbitrator shall actively manage the proceeding to make it fair, expeditious, economical and less burdensome and adversarial than litigation. The Arbitrator may limit the issues, limit the time for each Party to present its case, exclude testimony and other evidence that the Arbitrator deems irrelevant, cumulative or inadmissible, and order that the direct testimony of witnesses be furnished by written sworn statement. All documents that a Party proposes to offer in evidence, except for those objected to by an opposing Party, shall be self-authenticated. There shall be a stenographic transcript of the proceedings, the cost of which shall be borne equally by the Parties, pending the final award. Any Claim submitted to arbitration shall be resolved in accordance with Title 9 of the U.S. Code (U.S. Arbitration Act), which shall govern the interpretation, enforcement and proceedings pursuant to this arbitration provision.

               12.2.6.   RENDERING OF AWARD. The award rendered by the
                         ------------------
Arbitrator shall be itemized, may include exemplary damages (for any knowing or willful breach of this Agreement) and may include all or a part of a Party's reasonable fees and expenses of attorneys, accountants, consultants and experts, and shall state the reasoning on which it rests. Before rendering the final award, the Arbitrator shall submit to the Parties an unsigned draft of the proposed award, and each Party may deliver, within 15 days after receipt of such draft, a written statement of alleged errors of fact, computation, law or otherwise. The Arbitrator may disregard any Party's statement to the extent that it is in substance an application for reargument. Within 20 days after receipt of such Party statements, the Arbitrator shall render the final award.


13.  GUARANTY.
     --------

     13.1.     GLOBAL GUARANTY. In consideration of the Buyer's entering into
               ---------------
this Agreement, under which Global will receive benefits as the shareholder of the Seller, Global hereby irrevocably and unconditionally guarantees to the Buyer full, prompt and complete performance and payment by the Seller of its obligations and Liabilities contained in this Agreement, including its obligation to cause its Affiliates to take or refrain from taking certain acts and their indemnification obligations (including the obligations of the Seller's Affiliates under the Other Agreements). Global covenants and agrees that (i) waiver by the Seller or its Affiliates of any of the terms, provisions, obligations and agreements of this Agreement and the Other Agreements, (ii) any modification or changes to this Agreement and the Other Agreements, or (iii) the granting of extensions of time, may be done without notice to Global and without in any way affecting, changing or releasing Global from its obligations hereunder. Global hereby waives (a) all notices with respect to the obligations of this (S)13.1, including demand, notice and notice of intent to accelerate,
(b) any right to require the Buyer to first proceed against the Seller before proceeding against Global, the obligations of Global hereunder being primary and independent of the obligations of its Affiliates under this Agreement or the Other Agreements, (c) any defense based on any bankruptcy, insolvency, reorganization, liquidation or dissolution of the Seller or a change in ownership or control of the Seller, (d) the provisions of Law pertaining to sureties or guarantors to the extent waivable under Law, that may be contrary to the provisions of this (S)13.1, and (e) any requirement that the Buyer or its Affiliates notify Global of any facts the Buyer may learn regarding a change in the financial status of the Seller.

     13.2.     COOPER GUARANTY. In consideration of the Seller's entering into
               ---------------
this Agreement, under which Cooper will receive benefits as the shareholder of the Buyer, Cooper hereby irrevocably and unconditionally guarantees to the Seller full, prompt and complete performance and payment by the Buyer of its obligations and Liabilities contained in this Agreement, including its obligation to cause its Affiliates to take or refrain from taking certain acts and its indemnification obligations (including the obligations of the Seller's Affiliates under the Other Agreements). Cooper covenants and agrees that (i) waiver by the Buyer or its Affiliates of any of the terms, provisions, obligations and agreements of this Agreement and the Other Agreements, (ii) any modification or changes to this Agreement and the Other Agreements, or (iii) the granting of extensions of time, may be done without notice to Cooper and without in any way affecting, changing or releasing Cooper from its obligations hereunder. Cooper hereby waives (a) all notices with respect to the obligations of this (S)13.2, including demand, notice and notice of intent to accelerate,
(b) any right to require the Seller to first proceed against the Buyer before proceeding against Cooper, the obligations of Cooper hereunder being primary and independent of the obligations of its Affiliates under this Agreement or the Other Agreements, (c) any defense based on any bankruptcy, insolvency, reorganization, liquidation or dissolution of the Buyer or a change in ownership or control of the Buyer; (d) the provisions of Law pertaining to sureties or guarantors to the extent waivable under Law, that may be contrary to the provisions of this (S)13.2, and (e) any requirement that the Seller or its Affiliates notify Cooper of any facts the Seller may learn regarding a change in the financial status of the Buyer.

          The Parties hereto have executed this Agreement on the date first above written.

                                   COOPER POWER TOOLS, INC.

                                   By: /s/ David A. White, Jr.
                                       -----------------------------------
                                   Name:  David A. White, Jr.
                                   Title: Authorized Signatory


                                   GPX CORP.

                                   By: /s/ Graham L. Adelman
                                       -----------------------------------
                                   Name:  Graham L. Adelman
                                   Title: Vice President


                                   COOPER INDUSTRIES, INC.

                                   By: /s/ David A. White, Jr.
                                       -----------------------------------
                                   Name:  David A. White, Jr.
                                   Title: Sr. Vice President


                                   GLOBAL INDUSTRIAL TECHNOLOGIES, INC.

                                   By: /s/ Graham L. Adelman
                                       ------------------------------------
                                   Name:  Graham L. Adelman
                                   Title: Sr. Vice President